  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 6, 1997

                                                 REGISTRATION NO. 333-32167
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ---------------

                              AMENDMENT NO. 1

                                    TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                ---------------
                       SERVICEMASTER LIMITED PARTNERSHIP
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         DELAWARE            ONE SERVICEMASTER WAY          36-3497008
     (STATE OR OTHER     DOWNERS GROVE, ILLINOIS 60515   (I.R.S. EMPLOYER
       JURISDICTION              (630) 271-1300        IDENTIFICATION NO.)
OF INCORPORATION OR
ORGANIZATION)
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                ---------------
THE SERVICEMASTER COMPANY LIMITED PARTNERSHIP
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         DELAWARE            ONE SERVICEMASTER WAY          36-3482710
     (STATE OR OTHER     DOWNERS GROVE, ILLINOIS 60515   (I.R.S. EMPLOYER
       JURISDICTION              (630) 271-1300        IDENTIFICATION NO.)
OF INCORPORATION OR
ORGANIZATION)
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                ---------------
                     SERVICEMASTER INCORPORATED OF DELAWARE
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         DELAWARE            ONE SERVICEMASTER WAY          36-3858106
     (STATE OR OTHER     DOWNERS GROVE, ILLINOIS 60515   (I.R.S. EMPLOYER
       JURISDICTION              (630) 271-1300        IDENTIFICATION NO.)
OF INCORPORATION OR
ORGANIZATION)
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                ---------------
                               VERNON T. SQUIRES
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                             ONE SERVICEMASTER WAY
                         DOWNERS GROVE, ILLINOIS 60515
                                 (630) 271-1300
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                                ---------------
                                   COPIES TO:
          ROBERT H. KINDERMAN                     JAMES A. FLORACK
           KIRKLAND & ELLIS                     DAVIS POLK & WARDWELL
         200 E. RANDOLPH DRIVE                  450 LEXINGTON AVENUE
        CHICAGO, ILLINOIS 60601               NEW YORK, NEW YORK 10017
            (312) 861-2096                         (212) 450-4000
                                ---------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective as determined by market conditions and other factors.
                                ---------------
  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. [_]
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest investment plans, check the following box. [X]

(Cover page continued)
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c)
under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                                ---------------
  THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             TWO CORE PROSPECTUSES

  This Registration Statement contains two proposed forms of core prospectus. One core prospectus is intended for use with offerings of Debt Securities registered on this Registration Statement. The other core prospectus is intended for use with offerings of equity securities registered on this Registration Statement.

                          DEBT PROSPECTUS SUPPLEMENT

  This Registration Statement also contains a preliminary Prospectus Supplement which the registrants intend to use together with the prospectus included herein for use with the offerings of Debt Securities in connection with a proposed underwritten offering of $150 million in Notes with a 10-year maturity and $150 million of Notes with a 30-year maturity. The registrants presently intend to consummate the offering described in the Prospectus Supplement as soon as practicable after the Registration Statement becomes effective.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+                                                                              +
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS + +SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY + +NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH +
+OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR        +
+QUALIFICATION UNDER THE SECURITIES LAWS OF ANY STATE.                         +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED AUGUST 6, 1997

PROSPECTUS SUPPLEMENT
(To Prospectus dated       , 1997)

THE SERVICEMASTER COMPANY LIMITED PARTNERSHIP                               LOGO
$150,000,000
  % Notes due            , 2007

ISSUE PRICE:    %

$150,000,000
  % Notes due            , 2027

ISSUE PRICE:    %

FULLY AND UNCONDITIONALLY GUARANTEED BY
SERVICEMASTER LIMITED PARTNERSHIP

Interest on the    % Notes due       , 2007 (the "2007 Notes") and on the    %
Notes due        , 2027 (the "2027 Notes") (collectively, the "Notes") is pay-
able semi-annually on             and           of each year, commencing
           , 1998. The 2007 Notes and 2027 Notes may be redeemed at any time at the option of The ServiceMaster Company Limited Partnership ("The ServiceMaster Company" or the "Company"), in whole or in part, at a redemption price equal to the greater of (i) 100% of their principal amount or (ii) the sum of the pres-ent values of the Remaining Scheduled Payments (as defined herein) thereon dis-counted to the redemption date, on a semi-annual basis, at the Treasury Yield
(as defined herein) plus     basis points (for the redemption of the 2007
Notes) or     basis points (for the redemption of the 2027 Notes), together with all accrued but unpaid interest, if any, to the date of redemption in ei-ther case. See "Description of Notes--Optional Redemption of 2007 and 2027 Notes" herein.

Each series of Notes will be represented by a Registered Global Security (as defined in the Indenture) registered in the name of The Depository Trust Com-pany (the "Depositary") or its nominee. Interest in the Registered Global Secu-rities will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary (with respect to beneficial interests of participants) or by participants or persons that hold interests through partic-ipants (with respect to beneficial interests of beneficial owners). Except as described in the accompanying Prospectus, Notes in certificated form will not be issued. See "Description of Debt Securities--Global Securities" in the ac-companying Prospectus.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE AC-CURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------

                                                     PRICE TO       UNDERWRITING   PROCEEDS TO
                                                     PUBLIC (1)     DISCOUNT (2)   COMPANY (1)(3)
-------------------------------------------------------------------------------------------------
Per 2007 Note                                             %              %              %
-------------------------------------------------------------------------------------------------
Total                                                $              $              $
-------------------------------------------------------------------------------------------------
Per 2027 Note                                             %              %              %
-------------------------------------------------------------------------------------------------
Total                                                $              $              $
-------------------------------------------------------------------------------------------------

(1) Plus accrued interest, if any, from           , 1997.
(2) The Company has agreed to indemnify the Underwriters against certain liabilities under the Securities Act of 1933, as amended. See
    "Underwriting" herein.
(3) Before deducting expenses of the Company estimated at $860,000.

The Notes are offered, subject to prior sale, when, as and if accepted by the Underwriters and subject to approval of certain legal matters by Davis Polk & Wardwell, counsel for the Underwriters. It is expected that delivery of the
Notes will be made in book-entry form only on or about               , 1997
through the facilities of the Depositary, against payment therefor in immedi-ately available funds.

J.P. MORGAN & CO.                                          GOLDMAN, SACHS & CO.

BA SECURITIES, INC.    FIRST CHICAGO CAPITAL MARKETS, INC.   NATIONSBANC CAPITAL
MARKETS, INC.

August   , 1997

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES. SPECIFICALLY, THE UNDERWRITERS MAY OVERALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE, THE NOTES IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by any Underwriter. This Prospectus Supplement and the accompanying Prospectus do not constitute an offer to sell or the solicitation of an offer to buy the Notes by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder and thereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or thereof or that the information contained or incorporated by reference herein or therein is correct as of any time subsequent to the date of such information.

                               TABLE OF CONTENTS

                                                                            PAGE
                             PROSPECTUS SUPPLEMENT

ServiceMaster..............................................................  S-3
Recent Developments........................................................  S-5
Capitalization.............................................................  S-6
Use of Proceeds............................................................  S-6
Selected Historical Financial Information..................................  S-7
Description of the Notes and Guarantee.....................................  S-8
Underwriting............................................................... S-10
Legal Opinions............................................................. S-11

                                   PROSPECTUS

Available Information......................................................    2
Incorporation of Certain Information by Reference..........................    2
ServiceMaster..............................................................    4
Ratio of Earnings to Fixed Charges.........................................    5
Summarized Financial Information for The ServiceMaster Company.............    5
Use of Proceeds............................................................    6
Description of Debt Securities and Guarantee...............................    6
The Reincorporating Merger and the Partnership Liquidations................   19
Plan of Distribution.......................................................   20
Validity of Debt Securities................................................   22
Experts....................................................................   22

Unless otherwise indicated or the context otherwise requires, all references herein to: (i) the "Parent Partnership" refers to ServiceMaster Limited Partnership; (ii) "The ServiceMaster Company" or the "Company" refer to The ServiceMaster Company Limited Partnership; and (iii) "ServiceMaster" refers to the Parent Partnership and The ServiceMaster Company, together with all entities affiliated with these two limited partnerships and their respective predecessors. As described in this Prospectus Supplement and the attached Prospectus, the shareholders of the Parent Partnership have approved a Reincorporating Merger, which is scheduled to occur on or before December 31, 1997. The Reincorporating Merger will install ServiceMaster Incorporated of Delaware as the ultimate parent in the ServiceMaster enterprise, and the term "ServiceMaster" as used in this Prospectus Supplement with respect to periods at and after the Reincorporating Merger refers to ServiceMaster Incorporated of Delaware and its subsidiaries.

                                 SERVICEMASTER

ServiceMaster provides a range of services to individual consumers, businesses and institutions in the United States and over 30 other countries throughout the world. ServiceMaster is functionally divided into three operating units:
Consumer Services, Management Services and International. Consumer Services and Management Services are the principal operating units.

CONSUMER SERVICES

ServiceMaster Consumer Services provides specialty services to homeowners and commercial facilities through seven market-leading companies. The services provided by these companies include: lawn care, tree and shrub services and indoor plant maintenance services under the "TruGreen-ChemLawn" and "Barefoot" service marks; termite and pest control services under the "Terminix" service mark; home systems and appliance warranty contracts under the "American Home Shield" service mark; residential and commercial cleaning and disaster restoration services under the "ServiceMaster" service mark; domestic housekeeping services under the "Merry Maids" service mark; home inspection services under the "AmeriSpec" service mark; and on-site furniture repair and restoration under the "Furniture Medic" service mark.

ServiceMaster focuses on providing easy access to its various services and establishing relationships to provide one or more of these services on a repetitive basis to customers. Since 1986, the number of domestic customers served by ServiceMaster Consumer Services has increased from fewer than one million customers to more than 6,500,000 customers. The International unit is primarily responsible for overseeing the Consumer Services businesses that are conducted in foreign markets. The services provided by the seven Consumer Services companies are part of the ServiceMaster "Quality Service Network" and can be accessed by calling a single toll-free telephone number: 1-800-WE SERVE or by contacting the individual companies directly.

TruGreen-ChemLawn. As of March 21, 1997, TruGreen-ChemLawn (following the acquisition of Barefoot) was operating in 47 states through 198 company-owned branches and 126 franchised branches. With over 3 million residential and commercial customers, TruGreen-ChemLawn is the leading provider of lawn care services in the United States and also provides interior plantscape services to commercial customers. TruGreen-ChemLawn also provides lawn, tree and shrub care services in Saudi Arabia through a licensing arrangement and in Canada through an affiliate. The TruGreen-ChemLawn businesses are seasonal in nature.

In February 1997, ServiceMaster, for the benefit of TruGreen-ChemLawn, completed the acquisition of Barefoot Inc. ("Barefoot") for aggregate consideration having a value of approximately $237,000,000. At the time of the transaction, Barefoot was the second largest provider of professional lawn care services in the United States.

Terminix. With over 3 million residential and commercial customers, Terminix is the leading provider of termite and pest control services in the United States. As of December 1996, Terminix was providing these services in 45 states and in Mexico through 316 company-owned branches and 250 franchised branches. Terminix also provides termite and pest control services through subsidiaries in Belgium, The Netherlands, Norway, Sweden, Ireland, the United Kingdom, Germany and Mexico and through local licensees in 11 other countries. The Terminix business is seasonal in nature.

American Home Shield. American Home Shield ("AHS") is a leading provider of home service warranty contracts in the United States. AHS warranty contracts cover the repair or replacement of built-in appliances, hot water heaters and electrical, plumbing, central heating, and central air conditioning systems that malfunction by reason of normal wear and tear. Service contracts are sold through participating real estate brokerage offices in conjunction with resales of single-family residences to homeowners. AHS also sells service warranty contracts directly to non-moving homeowners by renewing existing contracts and through various other distribution channels which are currently being expanded. As of December 31, 1996, AHS was providing services to approximately 503,000 homes through approximately 13,000 independent repair maintenance contractors in 49 states and the District of Columbia. AHS also provides home service warranty contracts through licensing arrangements with local service providers in three other countries.

ServiceMaster Residential/Commercial Services ("Res/Com"). ServiceMaster, through Res/Com, is the leading franchiser in the United States in the residential and commercial cleaning field. Res/Com provides carpet and upholstery cleaning and janitorial services, disaster restoration services and window cleaning services to over 1.6 million residential and commercial customers worldwide through a network of over 4,500 independent franchisees. Res/Com provides its services through subsidiaries in Germany, Ireland and the United Kingdom, through an affiliate in Canada, and through licensees in 13 other countries.

Merry Maids. Merry Maids provides domestic house cleaning services. With approximately 225,000 customers, Merry Maids is the leading provider of domestic house cleaning services in the United States. As of December 31, 1996, these services were provided through 27 company-owned branches in 18 states and 836 licensees operating in 49 states. Merry Maids also provides domestic housecleaning services in the United Kingdom through a subsidiary, in Canada through an affiliate and in five other countries through licensing arrangements with local service providers.

AmeriSpec. AHS acquired AmeriSpec in February 1996. AmeriSpec is a leading provider of home inspection services in the United States. During 1996, AmeriSpec conducted 85,000 home inspections in 41 states and Canada. AmeriSpec provides home inspection services in Canada through licensing arrangements with local service providers.

Furniture Medic. ServiceMaster acquired Furniture Medic in July 1996. Furniture Medic provides on-site furniture repair and restoration services in all 50 states. As of December 31, 1996, these services were provided through 549 licensees. Furniture Medic also provides its services in Canada through an affiliate and in two other countries through licensing arrangements with local service providers.

MANAGEMENT SERVICES

Management Services is organized into three discrete operating units, each providing a separate functional service on a nationwide basis. These units are:
Healthcare Services (including Diversified Health Services); Education Management Services; and Business and Industry Management Services. The services provided by the Healthcare Management Services unit and the services provided by ServiceMaster Diversified Health Services have been integrated to provide a coordinated range of services to the health care market.

ServiceMaster pioneered the providing of management of support services to health care facilities by instituting housekeeping management services in 1962. Since then, ServiceMaster has expanded its management services business such that it now provides management of a variety of support services including the management of housekeeping, plant operations and maintenance, laundry and linen, grounds and landscaping, clinical equipment maintenance, food service, energy management and total facility management. The Diversified Health Services' portion of Healthcare Services provides management and other services to nursing homes, skilled nursing facilities, assisted living facilities and home health care agencies. ServiceMaster's general programs and systems free the customer to focus on its core business activity with confidence that the support services are being managed and performed in an efficient manner.

As of December 31, 1996, ServiceMaster was providing management of support services to approximately 1,800 health care facilities and to approximately 700 educational and commercial facilities. These services were being provided in all 50 states and the District of Columbia. Outside of the United States, ServiceMaster provides management services through a subsidiary in Japan, through affiliated companies in Canada, Japan, Germany, Mexico, and the United Kingdom, and through licensees in 15 other countries. The International unit is responsible for overseeing the management services which are provided in foreign markets.

INTERNATIONAL

The International unit oversees the management of support services and consumer services in international markets through licensing arrangements, ownership of foreign operating companies acquired by ServiceMaster and joint ventures.

The International unit currently owns controlling interests in Terminix Peter Cox Ltd., a leading pest control and wood preservation company in the United Kingdom; Terminix Protekta B.V. and Riwa B.V., each a leading pest control company in the Netherlands; Anticimex Development AB, a holding company for the leading pest control company in Sweden; and the Stenglein group of pest control companies in Germany.

BACKGROUND

The Parent Partnership and its immediate subsidiary, The ServiceMaster Company, were formed in December 1986 as limited partnerships to succeed to the business and assets of ServiceMaster Industries, Inc., which began operations in 1947. The principal executive offices of the Parent Partnership and The ServiceMaster Company are located at One ServiceMaster Way, Downers Grove, Illinois 60515-9969. Their telephone number is (630) 271-1300.

                              RECENT DEVELOPMENTS

Second Quarter Operating Results. On July 24, 1997, ServiceMaster reported record revenues for the second quarter of 1997 of $1 billion, up 10.2% over the comparable 1996 period, reflecting solid growth from base operations and acquisitions. This marked the first time in ServiceMaster's 50-year history in which quarterly revenues exceeded $1 billion. Net income of $75.7 million was up 6.2%, with earnings per share increasing 21% to $0.40.

Revenues for the six months ended June 30, 1997 rose 10.3% to $1.8 billion. Net income for the six months was $122.6 million, a 9.7% increase over 1996, with earnings per share increasing 18% to $0.60.

Share and Option Repurchase. On December 31, 1995, ServiceMaster completed a transaction with WMI Urban Services, Inc. ("WMUS"), a wholly owned subsidiary of WMX Technologies, Inc. ("WMX") in which WMUS contributed its 27.76% interest in ServiceMaster Consumer Services L.P. to ServiceMaster and, in exchange therefor, the Parent Partnership issued to WMUS approximately 40.7 million unregistered limited partner shares of ServiceMaster and an option to purchase approximately 2.8 million additional shares of ServiceMaster's limited partner shares (the "Option"). On April 1, 1997, the Parent Partnership completed the repurchase from WMUS of all the restricted shares of the Parent Partnership owned by WMUS and the Option (the "WMUS Repurchase") for the sum of approximately $626 million. ServiceMaster financed the WMUS Repurchase with short-term bank financing.

Share Dividend. On May 9, 1997, ServiceMaster's Board of Directors declared a three-for-two share split effective June 25, 1997. All share and per share data included herein have been restated for all periods presented to reflect this three-for-two split.

                                 CAPITALIZATION

The following table sets forth as of June 30, 1997: (a) the actual consolidated capitalization of the Parent Partnership and (b) the consolidated capitalization of the Parent Partnership as adjusted to reflect the sale of the Notes offered hereby and application of net proceeds therefrom as described under "Use of Proceeds." No separate financial information for The ServiceMaster Company has been provided in this Prospectus Supplement because:
(i) the Parent Partnership does not itself conduct any operations but rather all operations of the ServiceMaster enterprise are conducted by The ServiceMaster Company and the direct and indirect subsidiaries of The ServiceMaster Company; (ii) the Parent Partnership has no material assets other than substantially all of the ownership interest in The ServiceMaster Company; and (iii) all of the assets and liabilities shown in the consolidated financial statements for the Parent Partnership are located at The ServiceMaster Company and at the direct and indirect subsidiaries of The ServiceMaster Company.

                                                              JUNE 30, 1997
                                                          ---------------------
                                                                             AS
                                                              ACTUAL   ADJUSTED
                                                          ---------- ----------
                                                             (IN THOUSANDS)
Cash and cash equivalents................................ $   91,047 $   91,047
                                                          ========== ==========
Current maturities of long-term debt..................... $   16,324 $   16,324
Long-term debt:
  Notes payable..........................................    386,001    386,001
  Revolving credit facilities............................    686,915    390,063
  Other..................................................     93,590     93,590
  2007 Notes.............................................         --    150,000
  2027 Notes.............................................         --    150,000
                                                          ---------- ----------
    Total long-term debt.................................  1,166,506  1,169,654
Total Debt............................................... $1,182,830 $1,185,978
                                                          ========== ==========
Total Net Debt........................................... $1,091,783 $1,094,931
                                                          ========== ==========
Minority interest........................................      2,939      2,939
Shareholders' equity.....................................    402,559    402,559
Total capitalization (including short-term debt)......... $1,497,281 $1,500,429
                                                          ========== ==========

                                USE OF PROCEEDS

The net proceeds from the sale of the Notes are estimated to be approximately $297 million. The Company expects to use the net proceeds from the sale of the Notes to repay a portion of its borrowings incurred to finance the WMUS Repurchase. The indebtedness to be repaid with the proceeds of the Notes was incurred under a five-year revolving bank credit facility, which matures April 1, 2002 and bears interest at floating rates (equal to approximately 6% at June 30, 1997). Affiliates of J.P. Morgan Securities Inc., BA Securities, Inc., First Chicago Capital Markets, Inc. and NationsBanc Capital Markets, Inc. are lenders under the revolving bank credit facility. See "Underwriting."

                   SELECTED HISTORICAL FINANCIAL INFORMATION

The summary of selected historical financial information set forth below as of and for each of the years in the five-year period ended December 31, 1996 has been derived from the consolidated financial statements of ServiceMaster, which statements have been audited by Arthur Andersen LLP, independent public accountants for ServiceMaster. Such information is contained in and should be read in conjunction with the consolidated financial statements and accompanying notes included in ServiceMaster's Annual Reports on Form 10-K for such years, incorporated herein by reference. The historical data as of and for the six months ended June 30, 1996 and 1997 are derived from unaudited financial statements which, in the opinion of ServiceMaster management, reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial position and results of operations for such dates and for such periods. Historical results for the interim periods ended June 30 are not necessarily indicative of the results for the full year. No separate financial information for The ServiceMaster Company has been provided in this Prospectus Supplement because: (i) the Parent Partnership does not itself conduct any operations but rather all operations of the ServiceMaster enterprise are conducted by The ServiceMaster Company and the direct and indirect subsidiaries of The ServiceMaster Company; (ii) the Parent Partnership has no material assets other than substantially all of the ownership interest in The ServiceMaster Company; and (iii) all of the assets and liabilities shown in the consolidated financial statements for the Parent Partnership are located at The ServiceMaster Company and at the direct and indirect subsidiaries of The ServiceMaster Company. For certain summarized unaudited financial information for The ServiceMaster Company, see "Summarized Financial Information for The ServiceMaster Company" in the attached Prospectus.

                            SIX MONTHS
                          ENDED JUNE 30,       YEAR ENDED DECEMBER 31,
                          --------------  ----------------------------------------------
                             1997    1996   1996      1995      1994      1993      1992
                          ------- ------- ------    ------    ------    ------    ------
                                          (IN MILLIONS, EXCEPT FOR PER SHARE
                            (UNAUDITED)                DATA)(1)
OPERATING RESULTS
Operating revenue.......  $ 1,828 $ 1,657 $3,458    $3,203    $2,985    $2,759    $2,489
Cost of services
 rendered and products
 sold...................    1,411   1,294  2,681     2,500     2,356     2,193     2,030
Selling and
 administrative
 expenses...............      260     230    482       451       415       393       326
Restructuring charges...       --      --     --        --        --        --        70
                          ------- ------- ------    ------    ------    ------    ------
Operating income(2).....      157     133    295       252       214       173        63
Non-operating expense...       30      18     43        74        71        55        37
Realized gain on
 issuance of subsidiary
 shares.................       --      --     --        --        --       (30)     (105)
Provision for income
 taxes..................        4       3      7         6         3         2         1
Cumulative effect of
 change in accounting
 for postretirement
 medical benefits.......       --      --     --        --        --        --         8
                          ------- ------- ------    ------    ------    ------    ------
Net income(2)...........  $   123 $   112 $  245    $  172    $  140    $  146    $  122
                          ======= ======= ======    ======    ======    ======    ======
Net income per share(2).  $  0.60 $  0.51 $ 1.13(3) $ 0.96(3) $ 0.80(3) $ 0.84(3) $ 0.72(3)
Cash distributions per
 share to shareholders..  $  0.23 $  0.21 $ 0.44    $ 0.42    $ 0.41    $ 0.40    $ 0.39
FINANCIAL POSITION AT
 PERIOD END
Current assets..........  $   579 $   494 $  499    $  393    $  331    $  291    $  258
Current liabilities.....      499     403    426       373       304       244       207
Working capital.........       80      91     74        20        27        47        51
Total assets............    2,200   1,809  1,847     1,650     1,231     1,122     1,006
Non-current liabilities.    1,295     606    608       518       484       471       511
Minority interest.......        3      14     17        13       135       118        78
Shareholders' equity....      403     787    797       747       307       289       210
Book value per share....  $  1.97 $  3.61 $ 3.68    $ 4.18    $ 1.76    $ 1.67    $ 1.23
OTHER DATA
Ratio of earnings to
 fixed charges(4).......    3.85x   4.76x  5.16x     4.83x     4.72x     4.55x     3.85x

--------
(1) All per share data reflect the three-for-two share splits in 1992, 1993, 1996 and 1997.
(2) Operating results on a basis which excludes restructuring and unusual charges, gains on issuance of subsidiary shares and the change in accounting for postretirement benefits in prior years are as follows (there were no such unusual items in 1994, 1995, 1996 or 1997):

                                     SIX MONTHS
                                   ENDED JUNE 30,     YEAR ENDED DECEMBER 31,
                                   --------------  -----------------------------
                                      1997    1996  1996  1995  1994  1993  1992
                                   ------- ------- ----- ----- ----- ----- -----
                                     (UNAUDITED)
   Operating income..............  $   157 $   133 $ 295 $ 252 $ 214 $ 173 $ 141
   Net income....................      123     112   245   172   140   116    94
   Net income per share..........  $  0.60 $  0.51 $1.13 $0.96 $0.80 $0.67 $0.55

(3) Most operations conducted by The ServiceMaster Company and its subsidiary partnerships have been conducted since 1986 free of federal corporate income tax. The Internal Revenue Code as presently constituted will impose federal corporate income tax on ServiceMaster's operations beginning in 1998. In anticipation of this change, in January 1992, ServiceMaster's shareholders approved a Reincorporating Merger the purpose of which is to reorganize the ServiceMaster enterprise so that ServiceMaster Incorporated of Delaware (the "Successor Parent Corporation") will be substituted for the Parent Partnership as the ultimate parent in the ServiceMaster enterprise. See "The Reincorporating Merger and the Partnership Liquidations" in the Prospectus.

  As a result of the Reincorporating Merger and related transactions (which are collectively referred to herein as the "Reincorporation") and the WMUS Repurchase, ServiceMaster will be entitled to recognize a step-up in the tax basis of its assets, which will be amortized against ServiceMaster's taxable income in future years, resulting in an annual cash benefit currently estimated at between $20 and $25 million. Reincorporation will have no impact on the "book basis" of ServiceMaster's assets reflected in the Selected Historical Financial Information above and in the financial statements from which such information was derived. The tax basis step-up will result in the recognition of a deferred tax asset on ServiceMaster's balance sheet and a corresponding unusual gain in ServiceMaster's income statement in the period of Reincorporation. The exact amount of the tax basis step-up (and the deferred tax asset and unusual gain that will result therefrom) will depend in part on the price and trading volume of the Parent Partnership's shares prior to the Reincorporating Merger. It is currently estimated that the effective book tax rate upon Reincorporation will be approximately 40% of pretax earnings. This estimate is necessarily subject to change based on changes in circumstances, statutory tax rates, etc. Pro forma earnings per share would be $0.69 in 1996, $0.59 in 1995, $0.49 in 1994, $0.51 in 1993,
  and $0.43 in 1992, assuming Reincorporation had occurred at the beginning of each respective period.

(4) In the calculation of the Parent Partnership's ratio of earnings to fixed charges, "earnings" consist of income from continuing operations before income taxes, fixed charges (excluding capitalized interest) and minority interest expense of subsidiaries with fixed charges and "fixed charges" consist of interest and amortization of debt expense, including the interest portion of rental obligations deemed representative of the interest factor.

                     DESCRIPTION OF THE NOTES AND GUARANTEE

The following description of the particular terms of the Notes and Guarantee offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Debt Securities and Guarantee set forth in the Prospectus, to which description reference is hereby made.

GENERAL

The Notes will be issued under the Indenture (the "Indenture") dated as of August 15, 1997 among The ServiceMaster Company, as issuer, the Parent Partnership, as guarantor, and Harris Trust and Savings Bank, as trustee (the "Trustee"). The Notes will be guaranteed by the Parent Partnership and will rank pari passu with all other unsubordinated indebtedness of The ServiceMaster Company. Capitalized terms not defined herein have meanings as set forth in the Indenture.

The 2007 Notes will be limited to $150,000,000 aggregate principal amount and
will mature on August   , 2007 (the "2007 Notes Maturity Date") at 100% of
their principal amount, unless earlier redeemed pursuant to the terms thereof. See "Optional Redemption of 2007 Notes and 2027 Notes" below. The 2027 Notes will be limited to $150,000,000 aggregate principal amount and will mature on
August   , 2027 (the "2027 Notes Maturity Date") at 100% of their principal amount, unless earlier redeemed pursuant to the terms thereof. See "Optional Redemption of 2007 Notes and 2027 Notes" below.

The Notes will bear interest at the rate per annum set forth on the cover page
of this Prospectus Supplement from            , 1997 or from the most recent
interest payment date to which interest has been paid or provided for, payable
semi-annually on        and        of each year (an "Interest Payment Date"),
beginning         , 1998 until the 2007 Notes Maturity Date or the 2027 Notes
Maturity Date, as the case may be. Interest will be payable to the persons in
whose names the Notes are registered at the close of business on the       or
      , as the case may be, next preceding such Interest Payment Date.

The Notes will be issued as Registered Global Securities. See "Book-Entry System" below. Principal of and interest on the Notes will be payable, and the transfer of Notes will be registrable, through the Depository Trust Company, as Depositary (the "Depositary"), as described under "Description of Debt Securities--Global Debt Securities" in the Prospectus.

The Notes are not subject to any sinking fund.

GUARANTEE

The Notes are unconditionally guaranteed as to the payment of principal, premium, if any, and interest in respect thereof by the Parent Partnership, pursuant to the Indenture, as described under "Guarantee" in the accompanying

Prospectus. The Guarantee will constitute an unsecured obligation of the Parent Partnership and will rank equally in right of payment with all existing and future unsubordinated and unsecured indebtedness of the Parent Partnership.

OPTIONAL REDEMPTION OF 2007 AND 2027 NOTES

The 2007 Notes and the 2027 Notes will be redeemable in whole or in part, at the option of the Company, upon not less than 30 or more than 60 days prior written notice, at any time, at a redemption price equal to the greater of (i) 100% of their principal amount or (ii) the sum of the present values of the Remaining Scheduled Payments (as hereinafter defined) thereon discounted to the
redemption date, on a semi-annual basis, at the Treasury Yield plus     basis
points (for the redemption of the 2007 Notes) or     basis points (for the
redemption of the 2027 Notes), together with all accrued but unpaid interest, if any, to the date of redemption in either case; provided, however, that interest installments due on an Interest Payment Date which is on or prior to the date of redemption will be payable to holders who are holders of record of such 2007 Notes or 2027 Notes, as the case may be, as of the close of business on the fifteenth day next preceding such Interest Payment Date.

"Treasury Yield" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

"Comparable Treasury Issue" means the United States Treasury security selected by the Independent Investment Banker as having a maturity most comparable to the remaining term of the 2007 Notes or the 2027 Notes, as the case may be, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the 2007 Notes or the 2027 Notes, as the case may be.

"Independent Investment Banker" means J.P. Morgan Securities Inc. or, if such firm is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing in the United States appointed by the Board of Directors of the Company in good faith.

"Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on such business day, the average of the Reference Treasury Dealer Quotations for such redemption price.

"Reference Treasury Dealer" means each of J.P. Morgan Securities Inc. and its respective successors; provided, however, that if such firm ceases to be a primary U.S. Government securities dealer in New York, New York (a "Primary Treasury Dealer") or otherwise fails to provide a Reference Treasury Dealer Quotation, the Company will substitute therefor any other Primary Treasury Dealer.

"Reference Treasury Dealer Quotation" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issues (express in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York, New York time, on the third business day preceding such redemption date.

"Remaining Scheduled Payments" means, with respect to any Notes, the remaining scheduled payments of the principal thereof to be redeemed and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an Interest Payment Date with respect to such Note, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

BOOK-ENTRY SYSTEM

Upon issuance, all 2007 Notes and all 2027 Notes will be represented respectively by one or more Registered Global Securities. Each Registered Global Security representing any of the Notes will be deposited with, or on behalf of, the Depositary and registered in the name of a nominee of the Depositary. The provisions set forth under "Description of

Debt Securities--Global Debt Securities" in the accompanying Prospectus will be applicable to the Notes. Accordingly, beneficial interests in the Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary and its participants. Except as described under "Description of Debt Securities--Global Debt Securities" in the accompanying Prospectus, owners of beneficial interests in the Registered Global Security will not be entitled to receive Notes in certificated form and will not be considered holders of Notes.

Ownership of beneficial interests in the Registered Global Security will be limited to institutions that have accounts with the Depositary or its nominee ("participants") or persons that may hold interests through participants. Payments of principal, premium, if any, and interest will be made in immediately available funds to the Depositary's nominee as the registered owner of the Registered Global Security. Under the terms of the Indenture, the Company and the Trustee will treat the person in whose name the Registered Global Security is registered as the owner of the Notes for the purpose of receiving payments of principal, premium, if any, and interest and for all other purposes. Therefore, neither the Company, the Trustee nor any other agent will have any direct responsibility or liability for the payment of principal, premium, if any, or interest to owners of beneficial interests in the Registered Global Security.

                                  UNDERWRITING

Subject to the terms and conditions set forth in the Underwriting Agreement, dated the date hereof (the "Underwriting Agreement"), the Company has agreed to sell to each of the underwriters named below (the "Underwriters"), and each of the Underwriters has severally agreed to purchase, the principal amount of Notes set forth opposite its name below:

                                                      PRINCIPAL AMOUNT OF NOTES
                                                      -------------------------
      NAME                                              2007 NOTES   2027 NOTES
      ----                                            ------------ ------------
      J.P. Morgan Securities Inc....................  $            $
      Goldman, Sachs & Co...........................
      BA Securities, Inc............................
      First Chicago Capital Markets, Inc............
      NationsBanc Capital Markets, Inc..............
                                                      ------------ ------------
          Total.....................................  $150,000,000 $150,000,000
                                                      ============ ============

Under the terms and conditions of the Underwriting Agreement, the Underwriters are obligated to take and pay for all of the Notes if any are taken.

The Underwriters propose to offer the Notes directly to the public initially at the initial public offering price set forth on the cover page of this Prospectus Supplement and to certain dealers at such price less a concession
not in excess of    % of the principal amount of the 2007 Notes and    % of the
principal amount of the 2027 Notes. The Underwriters may allow, and such
dealers may re-allow, a concession not in excess of    % of the principal
amount of the 2007 Notes or    % of the principal amount of the 2027 Notes to
certain other dealers. After the initial public offering, the public offering price and such concessions may be changed by the Underwriters.

The Notes are new issues of securities with no established trading market and will not be listed on any national securities exchange. The Company has been advised by the Underwriters that the Underwriters intend to make a market for the Notes, but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

In connection with this offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Underwriters may overallot the offering, creating a syndicate short position. In addition, the Underwriters may bid for, and purchase, Notes in the open market to cover the syndicate short position or to stabilize the price of the Notes. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the Notes in the offering if the syndicate repurchases previously distributed Notes in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Notes above independent market levels. The Underwriters are not required to engage in these activities, and may end these activities at any time.

The Company and the Parent Partnership have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or contribute to payments which the Underwriters may be required to make in respect thereof.

When more than 10% of the proceeds of a public offering of certain securities are to be paid to members of the National Association of Securities Dealers, Inc. ("NASD") participating in such public offering or to affiliates of such members, Rule 2710(c)(8) of the NASD's Rules of Fair Practice requires disclosure of such fact.

Each of J.P. Morgan Securities Inc., BA Securities, Inc., First Chicago Capital Markets, Inc. and NationsBanc Capital Markets, Inc. and/or certain affiliates thereof is a member of the NASD. The Underwriters and/or their affiliates may indirectly receive more than 10% of the net proceeds from the offering of the Notes as a result of the use of such proceeds to repay borrowings by the Company under a five-year revolving bank credit facility. See "Use of Proceeds."

In the ordinary course of their respective businesses, the Underwriters and their affiliates have engaged and may in the future engage in commercial banking and investment banking transactions with ServiceMaster and its affiliates.

                                 LEGAL OPINIONS

Certain legal matters in connection with the Notes will be passed upon for the Company by Vernon T. Squires, Esq., Senior Vice President and General Counsel of the Company, and for the Underwriters by Davis Polk & Wardwell, New York, New York. As of the date of this Prospectus Supplement, Mr. Squires holds 255,887 shares and options to acquire 54,000 shares of limited partnership interests of the Parent Partnership.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED AUGUST 6, 1997

PROSPECTUS

                 THE SERVICEMASTER COMPANY LIMITED PARTNERSHIP

                                DEBT SECURITIES

  The ServiceMaster Company Limited Partnership ("The ServiceMaster Company") may offer from time to time in one or more series its debt securities consisting of debentures, notes or other evidence of indebtedness (the "Debt Securities," which term shall include any guarantees thereof), in amounts as may be sold for an aggregate public offering price of up to $950,000,000 on terms to be determined at the time of each offering. The Debt Securities may be issued as unsecured Debt Securities that will not be subordinated to other obligations of The ServiceMaster Company. The payment of principal and interest with respect to such Debt Securities will be unconditionally guaranteed by ServiceMaster Limited Partnership (the "Parent Partnership"). The Parent Partnership holds the entire limited partnership interest in The ServiceMaster Company, which interest represents 99% of the entire equity interest in The ServiceMaster Company. See "Description of Debt Securities--Guarantee." The Debt Securities may be offered separately or together, in separate series, in amounts, at prices and on terms determined by market conditions at the time of sale and to be set forth in one or more supplements to this Prospectus (each, a "Prospectus Supplement").

  The specific terms of the Debt Securities for which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement, which will include, where applicable: the specific title, aggregate principal amount, authorized denominations, maturity (which may be fixed or extendible), interest rate or rates (which may be fixed or variable) (or manner of calculation thereof), if any, the time of payment of interest, if any, any terms of redemption at the option of The ServiceMaster Company or repayment at the option of the holder, any terms for sinking fund payments, additional covenants, initial public offering price, purchase price and other terms with respect to the Debt Securities. The Debt Securities may be issued as Original Issue Discount Securities to be sold at a substantial discount below their principal amount and, if issued, certain terms thereof will be set forth in the Prospectus Supplement related thereto. The Debt Securities will be represented by global notes registered in the name of a nominee of The Depository Trust Company, as Depositary. Beneficial interests in the Debt Securities will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary (with respect to participants' interests) and its participants. Except as described in this Prospectus, Debt Securities in certificated form will not be issued in exchange for the global notes. See "Description of Debt Securities--Global Debt Securities."

  The applicable Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Debt Securities covered by such Prospectus Supplement.

                                  -----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
  IS A CRIMINAL OFFENSE.

                                  -----------

  The Debt Securities may be offered directly to one or more purchasers, through agents designated from time to time by The ServiceMaster Company or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of the Debt Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. See "Plan of Distribution." No Debt Securities may be sold without delivery of a Prospectus Supplement describing the method and terms of the offering of such Debt Securities.

                                  -----------

                         The date of this Prospectus is

                             AVAILABLE INFORMATION

  The Parent Partnership, The ServiceMaster Company and ServiceMaster Incorporated of Delaware have filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), for the registration of, among other things, the Debt Securities offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits and schedules to, or incorporated by reference in, the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Parent Partnership, The ServiceMaster Company, ServiceMaster Incorporated of Delaware, and the Debt Securities offered hereby, reference is made to the Registration Statement, including the exhibits thereto, and financial statements and notes filed as a part thereof or incorporated by reference therein. Statements made in this Prospectus concerning the contents of any document referred to herein are not necessarily complete. With respect to each such document filed with the Commission as an exhibit to, or incorporated by reference in, the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

  The Parent Partnership is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance therewith, the Parent Partnership files consolidated reports, proxy statements and other information with the Commission. Upon consummation of the Reincorporating Merger described in this Prospectus (which is scheduled to occur on or before December 31, 1997), ServiceMaster Incorporated of Delaware will become the successor to the Parent Partnership and The ServiceMaster Company and will become subject to the informational requirements identified in the preceding sentence. Reports, proxy statements and other information filed by the Parent Partnership may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may be obtained by mail from the Public Reference Branch of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding the Parent Partnership, The ServiceMaster Company and ServiceMaster Incorporated of Delaware. In addition, such material may also be inspected and copied at the offices of the New York Stock Exchange. Partnership shares issued by the Parent Partnership are listed on the New York Stock Exchange.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

  The following documents have been filed with the Commission and are incorporated by reference in this Prospectus: (i) the Annual Report on Form 10-K of the Parent Partnership (File No. 1-9378) for the year ended December 31, 1996 (the "1996 Form 10-K") and (ii) the Parent Partnership's Quarterly Report on Form 10-Q for the period ended March 31, 1997. All documents filed by the Parent Partnership pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Debt Securities and the other securities registered on the Registration Statement shall be deemed to be incorporated herein by reference and to be a part hereof from the respective dates of filing of such documents. As indicated in this Prospectus, the Parent Partnership, The ServiceMaster Company and ServiceMaster Incorporated of Delaware are parties to a Merger and Reorganization Agreement, which provides for a Reincorporating Merger that is scheduled to occur on or before December 31, 1997. Upon consummation of the Reincorporating Merger, ServiceMaster Incorporated of Delaware will (i) assume the obligations of The ServiceMaster Company on all Debt Securities issued prior to the Reincorporating Merger and the obligations of the Parent Partnership under its Guarantees of those Debt Securities and (ii) become the successor to the Parent Partnership as the ultimate parent in the ServiceMaster enterprise. All documents filed by ServiceMaster

Incorporated of Delaware after the Reincorporating Merger pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Debt Securities and other securities registered on the Registration Statement shall be deemed to be incorporated herein by reference and to be a part hereof from the respective dates of filing of such documents.

  Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  Copies of all documents which are incorporated herein by reference (not including the exhibits to such information, unless such exhibits are specifically incorporated by reference in such information) will be provided without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request. Copies of this Prospectus, as amended or supplemented from time to time, and any other documents (or parts of documents) that constitute part of the Prospectus under
Section 10(a) of the Securities Act will also be provided without charge to each such person, upon written or oral request. Requests should be directed to ServiceMaster at One ServiceMaster Way, Downers Grove, Illinois 60515-9969,
Attention: Investor Relations (telephone number: (630) 271-1300).

  NO PERSON IS AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE SERVICEMASTER COMPANY, THE PARENT PARTNERSHIP OR SERVICEMASTER INCORPORATED OF DELAWARE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE DEBT SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREBY SHALL UNDER ANY CIRCUMSTANCES IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

  Unless otherwise indicated or the context otherwise requires, all references herein to: (i) the "Parent Partnership" refers to ServiceMaster Limited Partnership; (ii) "The ServiceMaster Company" or the "Company" refer to The ServiceMaster Company Limited Partnership; and (iii) "ServiceMaster" refers to the Parent Partnership and The ServiceMaster Company, together with all entities affiliated with these two limited partnerships and their respective predecessors. As described under"The Reincorporating Merger and the Partnership Liquidations" below, the shareholders of the Parent Partnership have approved a Reincorporating Merger, which is scheduled to occur on or before December 31, 1997. The Reincorporating Merger will install a corporation as the ultimate parent in the ServiceMaster enterprise and that corporation is called the "Successor Parent Corporation" in this Prospectus. The term "ServiceMaster" as used in this Prospectus with respect to periods at and after the Reincorporating Merger refers to ServiceMaster Incorporated of Delaware and its subsidiaries.

                                 SERVICEMASTER

  The Parent Partnership and The ServiceMaster Company were formed in December 1986 as limited partnerships to succeed to the business and assets of ServiceMaster Industries Inc., which began its operation in 1947. The Parent Partnership is a holding company whose limited partnership shares are listed on the New York Stock Exchange and whose principal asset consists of all of the common limited partner interest of The ServiceMaster Company. The actual operations of the ServiceMaster enterprise are conducted by The ServiceMaster Company and its subsidiaries. Accordingly, The ServiceMaster Company has essentially the same degree of ownership of the businesses which make up the ServiceMaster enterprise as does the Parent Partnership and the descriptions of those businesses incorporated into this Prospectus are essentially the same with respect to The ServiceMaster Company as they are for the Parent Partnership.

  The Debt Securities will be issued by The ServiceMaster Company. The Debt Securities will be guaranteed by the Parent Partnership.

  ServiceMaster, through its subsidiaries, provides a range of services to individual consumers, businesses and institutions in the United States and 30 other countries throughout the world. ServiceMaster is divided into three operating units: Consumer Services, Management Services and International. Consumer Services and Management Services are the principal operating units.

  ServiceMaster Consumer Services L.P. is a wholly owned first-tier subsidiary of The ServiceMaster Company and provides services to over 6,500,000 residential and commercial customers through seven market leading companies:
TruGreen L.P., which provides lawn care, tree and shrub services and indoor plant maintenance under the "TruGreen," "ChemLawn," "TruGreen-ChemLawn" and "Barefoot" service marks; The Terminix International Company, L.P., which provides termite and pest control services under the "Terminix" service mark; American Home Shield Corporation, which provides home system and appliance warranty contracts and home inspection services under the "American Home Shield" and "AmeriSpec" service marks; ServiceMaster Residential/Commercial Services L.P., which provides residential and commercial cleaning and disaster restoration services under the "ServiceMaster" service mark; Merry Maids L.P., which provides domestic housekeeping services under the "Merry Maids" service mark; and Furniture Medic L.P., which provides in-home furniture repair and restoration services under the "Furniture Medic" service mark. These services are part of the "ServiceMaster Quality Network" and may be accessed by calling a single toll-free telephone number: 1-800-WE SERVE.

  ServiceMaster Management Services L.P. is a wholly owned first-tier subsidiary of The ServiceMaster Company and is organized into three discrete operating units: ServiceMaster Healthcare Management Services, Education Management Services and Business and Industry Management Services. Each of these three units provides to its respective customers a variety of supportive management services, including the management of housekeeping, plant operations and maintenance, clinical equipment maintenance, laundry and linen, grounds and landscaping, energy management services and food service. In addition, Healthcare Management Services provides management and other services to the long-term care, assisted living and home health care markets.

  On January 13, 1992, the Parent Partnership's limited partners approved a Reincorporating Merger. The purpose of the Reincorporating Merger is to install ServiceMaster Incorporated of Delaware as the ultimate parent in the ServiceMaster enterprise. The Reincorporating Merger is scheduled to be consummated on or before December 31, 1997. When and if the Reincorporating Merger consummates: a subsidiary of the Successor Parent Corporation will be merged into the Parent Partnership; as a result of the merger, each outstanding limited partnership share issued by the Parent Partnership will be converted into one share of common stock issued by the Successor Parent Corporation; and the Parent Partnership will become wholly owned by the Successor Parent Corporation. ServiceMaster expects that after the Reincorporating Merger, the Parent Partnership and The ServiceMaster Company will be merged or liquidated into the Successor Parent Corporation. Upon consummation of these actions, the Successor Parent Corporation will become the successor to both the Parent Partnership and The ServiceMaster Company Limited Partnership. ServiceMaster intends to change the name of the Successor Parent Corporation to "The ServiceMaster Company" not later than the time the Partnership Liquidations (as defined) are completed.

  Upon consummation of the Partnership Liquidations, the Successor Parent Corporation will assume all obligations of The ServiceMaster Company on the Debt Securities and will become the primary obligor on the Debt Securities. See "The Reincorporating Merger and the Partnership Liquidations."

                      RATIO OF EARNINGS TO FIXED CHARGES

  The following are the consolidated ratios of earnings to fixed charges for the Parent Partnership for the six months ended June 30, 1996 and 1997 and each of the fiscal years 1992 through 1996:

                                   SIX MONTHS
                                 ENDED JUNE 30,     YEAR ENDED DECEMBER 31,
                                 --------------- -----------------------------
                                  1997    1996   1996  1995  1994  1993  1992
                                 ------- ------- ----- ----- ----- ----- -----
   Consolidated ratios of
    earnings to fixed charges...   3.85x   4.76x 5.16x 4.83x 4.72x 4.55x 3.85x

  The Parent Partnership's consolidated ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, "earnings" consist of income from continuing operations before income taxes, fixed charges (excluding capitalized interest) and minority interest expenses of subsidiaries with fixed charges and "fixed charges" consist of interest and amortization of debt expense, including the interest portion of rental obligations deemed representative of the interest factor.

                       SUMMARIZED FINANCIAL INFORMATION
                         FOR THE SERVICEMASTER COMPANY

  The Debt Securities being offered hereby will be issued by The ServiceMaster Company. The ServiceMaster Company is the only direct subsidiary of the Parent Partnership. Set forth below is summarized unaudited financial information for The ServiceMaster Company as of and for each of the three years in the period ended December 31, 1996. Such information should be read in conjunction with the consolidated financial statements and accompanying notes included in the Parent Partnership's Annual Reports on Form 10-K for such years, incorporated herein by reference. This information is substantially the same as the corresponding information reported for the Parent Partnership because: (i) the Parent Partnership does not itself conduct any operations but rather operations of the ServiceMaster enterprise are conducted by The ServiceMaster Company and the direct and indirect subsidiaries of The ServiceMaster Company;
(ii) the Parent Partnership has no material assets other than substantially all of the ownership interest in The ServiceMaster Company; and (iii) substantially all of the assets and liabilities shown in the consolidated financial statements for the Parent Partnership are located at The ServiceMaster Company and at the direct and indirect subsidiaries of The ServiceMaster Company.

                                                           YEAR ENDED DECEMBER
                                                                   31,
                                                           --------------------
                                                            1996   1995   1994
                                                           ------ ------ ------
                                                              (IN MILLIONS)
   BALANCE SHEET DATA:
   Current assets......................................... $  499 $  393 $  331
   Noncurrent assets......................................  1,348  1,257    900
   Current liabilities....................................    426    373    304
   Noncurrent liabilities.................................    651    561    527
   Minority interests.....................................     16     12    134
   INCOME STATEMENT DATA:
   Operating revenue...................................... $3,458 $3,203 $2,985
   Cost of sales..........................................  2,681  2,500  2,356
   Selling and administrative.............................    482    451    415
                                                           ------ ------ ------
   Total operating costs..................................  3,163  2,951  2,771
                                                           ------ ------ ------
   Operating income.......................................    295    252    214
   Income from continuing operations......................    247    174    141
   Net income.............................................    247    174    141

                                USE OF PROCEEDS

  The ServiceMaster Company (and the Successor Parent Corporation after the Reincorporating Merger) intend to use the net proceeds from the sale of the Debt Securities for general business purposes, which may include, but are not limited to, repayment, redemption or repurchase of outstanding indebtedness; repurchase of outstanding shares issued by the Parent Partnership (or the Successor Parent Corporation after the Reincorporating Merger); acquisitions, capital expenditures and working capital requirements; and such other purposes as may be specified in the relevant Prospectus Supplement. A description of any indebtedness to be refinanced with the proceeds from the sale of the Debt Securities will be set forth in the applicable Prospectus Supplement.

                 DESCRIPTION OF DEBT SECURITIES AND GUARANTEE

  The Debt Securities will be issued under an Indenture (the "Indenture") dated as of August 15, 1997 among The ServiceMaster Company, as issuer, the Parent Partnership, as guarantor, and Harris Trust and Savings Bank, as trustee (the "Trustee"). The following description of certain provisions of the Indenture and the Debt Securities summarizes the material terms thereof but does not purport to be complete, and such summary is subject to the detailed provisions of the Indenture to which reference is hereby made, including the definition of certain terms used herein, and for other information regarding the Debt Securities. The Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. Numerical references in parentheses below are to sections in the Indenture. Wherever particular sections or defined terms of the Indenture are referred to, such sections or defined terms are incorporated herein by reference as part of the statement made, and the statement is qualified in its entirety by such reference. Any Debt Securities offered by this Prospectus and the accompanying Prospectus Supplement are referred to herein as the "Offered Debt Securities."

GENERAL

  The Indenture provides for issuance of Debt Securities by The ServiceMaster Company in an unlimited amount from time to time in one or more series. Debt Securities may be denominated and payable in foreign currencies or units based on or relating to foreign currencies. Special United States federal income tax considerations applicable to any Debt Securities so denominated will be described in the relevant Prospectus Supplement.

  The Debt Securities will be unsecured obligations of The ServiceMaster Company and will be guaranteed by the Parent Partnership. The Indenture does not limit the amount of additional indebtedness that The ServiceMaster Company or the Parent Partnership may incur and does not contain provisions which would afford the holders (the "Holders") of the Debt Securities protection in the event of a decline in The ServiceMaster Company's or the Parent Partnership's credit quality resulting from highly leveraged or other transactions involving The ServiceMaster Company or the Parent Partnership, as the case may be.

  Reference is made to the Prospectus Supplement for the following terms of and information relating to the Offered Debt Securities (to the extent such terms are applicable to such Offered Debt Securities): (i) the specific designation, aggregate principal amount, purchase price and denomination; (ii) currency or units based on or relating to currencies in which such Offered Debt Securities are denominated and in which principal of, premium, if any, and any interest on such Offered Debt Securities will or may be payable; (iii) any date of maturity; (iv) interest rate or rates, which may be fixed or variable, and the method by which such rate or rates will be determined, if any; (v) the dates on which any such interest will be payable; (vi) the place or places where the principal of, premium, if any, and any interest on the Offered Debt Securities will be payable; (vii) any redemption, repayment or sinking fund provisions; (viii) whether the Offered Debt Securities will be issuable in registered form or bearer form ("Bearer Securities") or both and, if Bearer Securities are issuable, any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of Bearer Securities; (ix) any applicable United States federal income tax consequences, including whether and under what circumstances The ServiceMaster Company will pay additional amounts on Offered Debt Securities held by a person who is not a U.S. person (as defined in the Prospectus Supplement) in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether The ServiceMaster Company will have the option to redeem such Offered Debt Securities rather than pay such additional amounts; and (x) any other specific terms of the Offered Debt Securities, including any additions to or modifications or deletions of any events of default or covenants provided for with respect to such Offered Debt Securities, and any terms which may be required by or be advisable under applicable laws or regulations (Section 2.03).

  Debt Securities may be presented for exchange and registered Debt Securities may be presented for transfer in the manner, at the places and subject to the restrictions set forth in the Debt Securities and the Prospectus Supplement. Subject to the limitations provided in the Indenture, such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith. Debt Securities in bearer form and the coupons, if any, appertaining thereto will be transferable by delivery.

  Debt Securities will bear interest at a fixed rate (a "Fixed Rate Security") or a floating rate (a "Floating Rate Security"). Debt Securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate will be sold at a discount below their stated principal amount. Special United States federal income tax considerations applicable to any such discounted Debt Securities or to certain Debt Securities issued at par which are treated as having been issued at a discount for United States federal income tax purposes will be described in the relevant Prospectus Supplement.

  Debt Securities may be issued, from time to time, with the principal amount payable on any principal payment date, or the amount of interest payable on any interest payment date, to be determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such Debt Securities may receive a principal amount on any principal payment date, or a payment of interest on any interest payment date, that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value on such dates of the applicable currency, commodity, equity index or other factors. Information as to the methods for determining the amount of principal or interest payable on any date, the currencies, commodities, equity index, or other factors to which the amount payable on such date is linked and certain additional tax considerations will be set forth in the applicable Prospectus Supplement.

RANKING

  The Debt Securities, when issued, will rank pari passu in right of payment with all other unsecured and unsubordinated indebtedness of The ServiceMaster Company (Section 2.03).

  The Debt Securities may, under certain circumstances, be equally and ratably secured with other senior indebtedness of The ServiceMaster Company. See "-- Certain Covenants of the Company--Restrictions on Liens."

GLOBAL DEBT SECURITIES

  The registered Debt Securities of a series may be issued in the form of one or more fully registered global Debt Securities (a "Registered Global Security") that will be deposited with a depository (a "Depositary") or with a nominee for a Depositary identified in the Prospectus Supplement relating to such series and registered in the name of the Depositary or a nominee thereof. In such case, one or more Registered Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding registered Debt Securities of the series to be represented by such Registered Global Security or Registered Global Securities. Unless and until it is exchanged in whole or in part for Debt Securities in debenture registered form, a Registered Global Security may not be transferred except as a whole by the Depositary for such Registered Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor.

  The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Registered Global Security will be described in the Prospectus Supplement relating to such series. The ServiceMaster Company anticipates that the following provisions will apply to all depositary arrangements.

  Ownership of beneficial interests in a Registered Global Security will be limited to persons that have accounts with the Depositary for such Registered Global Security ("participants") or persons that may hold interests through participants. Upon the issuance of a Registered Global Security, the Depositary for such Registered Global Security will credit, on its book-entry registration and transfer systems the participants' accounts with the respective principal amounts of the Debt Securities represented by such Registered Global Security beneficially owned by such participants. The accounts to be credited will be designated by any dealers, underwriters or agents participating in the distribution of such Debt Securities. Ownership of beneficial interests in such Registered Global Security will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the Depositary for such Registered Global Security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in registered Global Securities.

  So long as the Depositary for a Registered Global Security, or its nominee, is the owner of record of such Registered Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Registered Global Security for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in a Registered Global Security will not be entitled to have the Debt Securities represented by such Registered Global Security registered in their names, and will not receive or be entitled to receive physical delivery of such Debt Securities in definitive form and will not be considered the owners or holders thereof under the Indenture. Accordingly, each person owning a beneficial interest in a Registered Global Security must rely on the procedures of the Depositary for such Registered Global Security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest to exercise any rights of a holder of record under the Indenture. The ServiceMaster Company understands that under existing industry practices, if The ServiceMaster Company requests any action of holders or if any owner of a beneficial interest in a Registered Global Security desires to give or take any action which a holder is entitled to give or take under the Indenture, the Depositary for such Registered Global Security would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instruction of beneficial owners holding through them.

  Payments of principal of, premium, if any, and any interest on Debt Securities represented by a Registered Global Security registered in the name of a Depositary or its nominee will be made to such Depositary or its nominee, as the case may be, as the registered owner of such Registered Global Security. None of The ServiceMaster Company, the Trustee or any other agent of The ServiceMaster Company or agent of the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such Registered Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

  The ServiceMaster Company expects that the Depositary for any Debt Securities represented by a Registered Global Security, upon receipt of any payment of principal, premium, if any, or interest in respect of such Registered Global Security, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in such Registered Global Security as shown on the records of such Depositary. The ServiceMaster Company also expects that payments by participants to owners of beneficial interests in such Registered Global Security held through such participants will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

  If the Depositary for any Debt Securities represented by a Registered Global Security notifies The ServiceMaster Company that it is at any time unwilling or unable to continue as Depositary or ceases to be eligible under applicable law, and a successor Depositary eligible under applicable law is not appointed by The ServiceMaster Company within 90 days, The ServiceMaster Company will issue such Debt Securities in definitive form in exchange for such Registered Global Security. In addition, The ServiceMaster Company may at any time and in its sole discretion determine not to have any of the Debt Securities of a series represented by one or more Registered Global Securities and, in such event, will issue Debt Securities of such series in definitive form in exchange for all of the Registered Global Security or Registered Global Securities representing such Debt Securities. Any Debt Securities issued in definitive form in exchange for a Registered Global Security will be registered in such name or names as the Depositary shall instruct the Trustee (Section 2.07). It is expected that such instructions will be based upon directions received by the Depositary from participants with respect to ownership of beneficial interests in such Registered Global Security. The Debt Securities of a series may also be issued in the form of one or more bearer global Debt Securities (a "Bearer Global Security") that will be deposited with a common depositary for Euroclear and CEDEL, or with a nominee for such depositary identified in the Prospectus Supplement relating to such series. The specific terms and procedures, including the specific terms of the depositary arrangement, with respect to any portion of a series of Debt Securities to be represented by a Bearer Global Security will be described in the Prospectus Supplement relating to such series.

CERTAIN COVENANTS OF THE COMPANY

  The following restrictions apply to each series of Debt Securities unless the terms of such series of Debt Securities provide otherwise.

  Restrictions on Liens. The Indenture provides that the ServiceMaster Company and the Parent Partnership will not, and will not permit any Significant Subsidiary to, create, incur or suffer to exist any lien on any Equity Interests (as defined in the Indenture), indebtedness or other obligations of a Significant Subsidiary held by the Parent Partnership, the Company or any Subsidiary or any Principal Property of The ServiceMaster Company or a Significant Subsidiary, whether such Equity Interests, indebtedness or other obligations of a Significant Subsidiary or Principal Property are owned at the date of this Indenture or hereafter acquired, unless The ServiceMaster Company secures or causes such Significant Subsidiary to secure the outstanding Debt Securities equally and ratably with all indebtedness secured by such Lien, so long as such indebtedness shall be so secured; provided, however, that this covenant shall not apply in the case of: (i) the creation of any Lien on any Equity Interests, indebtedness or other obligations of a Significant Subsidiary or any Principal Property hereafter acquired (including acquisitions by way of merger or consolidation) by The ServiceMaster Company or a Significant Subsidiary contemporaneously with such acquisition, or within 180 days thereafter, to secure or provide for the payment or financing of any part of the purchase price thereof, or the assumption of any Lien upon any Equity Interests, indebtedness or other obligations of a Significant Subsidiary or any Principal Property hereafter acquired (including acquisition by way of merger or consolidation) existing at the time of such acquisition, provided that every such Lien referred to in this clause (i) shall not attach to the Equity Interests, indebtedness or other obligations of a Significant Subsidiary or any Principal Property other than the Equity Interests, indebtedness or other obligations of the Significant Subsidiary or any Principal Property other than the Equity Interests, indebtedness or other obligations of the Significant Subsidiary or any Principal Property so acquired and fixed improvements thereon; (ii) any Lien on any Equity Interests, indebtedness or other obligations of a Significant Subsidiary or any Principal Property existing at the date of this Indenture; (iii) any Lien on any Equity Interests, indebtedness or other obligations of a Significant Subsidiary or any Principal Property in favor of The ServiceMaster Company or any Significant Subsidiary; (iv) any Lien on any Principal Property being constructed or improved securing loans to finance such construction or improvements; (v) any Lien on Equity Interests, indebtedness or other obligations of a Significant Subsidiary or any Principal Property incurred in connection with the issuance of tax-exempt governmental obligations; (vi) Liens on any Principal Property for taxes not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves, to the extent required by GAAP, have been made; (vii) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens on any Principal Property arising in the ordinary course of business and securing obligations that are not due and payable or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves, to the extent required by GAAP, have been made;
(viii) zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of business of any of the Company, the Parent Partnership or any Significant Subsidiary; (ix) any Lien on Equity Interests, indebtedness or other obligations of a Non-U.S. Subsidiary held by a Non-U.S. Subsidiary or any Principal Property of a Non-U.S. Subsidiary; provided that at the time of the creation or incurrence of any such Lien the aggregate book value of the total assets of the Non-U.S. Subsidiaries then subject to Liens securing indebtedness for borrowed money (and after giving effect to the proposed Lien), shall not exceed 25% of the Total Assets of the Parent Partnership and its Subsidiaries; (x) any Lien on Equity Interests, indebtedness or other obligations of a Securitization Subsidiary created, incurred, assumed or suffered to exit in connection with Permitted Receivables Financing; (xi) Liens arising by reason of any attachment, judgment, decree or order of any court or other governmental authority, so long as any appropriate legal proceedings which may have been initiated for review of such attachment, judgment, decree or order shall not have been finally terminated or so long as the period within which such proceedings may be initiated shall not have expired; (xii) any Lien on Equity Interests, indebtedness or other obligations of a Significant Subsidiary that was not a Significant Subsidiary at the time such Lien was created or incurred; and (xiii) any renewal of or substitution for any Lien permitted by any of the preceding clauses (i), (ii), (iv), (v),
(vi), (vii), (viii), (ix), (x), (xi) or (xii), provided, that the indebtedness secured is not increased (except for increases in the amount of premiums or fees payable in connection with such renewal or substitution) nor the Lien extended to any additional assets (other than assets as to which the creation, incurrence or existence of Liens is not governed by this clause). (Section 5.03(a))

  Notwithstanding the foregoing, The ServiceMaster Company or any Significant Subsidiary may create, incur, assume or suffer to exist Liens in addition to those permitted above and renew, extend or replace such Liens, provided that at the time of such creation, incurrence, assumption, renewal, extension or replacement, and after giving effect thereto, the aggregate outstanding principal or face amount of all indebtedness secured by Liens not permitted by clauses (i) through (xiii) above does not exceed 10% of Consolidated Net Worth. (Section 5.03(b))

  Restrictions on Sale and Lease-Back Transactions. The Indenture provides that The ServiceMaster Company will not, and will not permit any Significant Subsidiary to, sell or transfer, directly or indirectly, except to The ServiceMaster Company or a Significant Subsidiary, any Principal Property as an entirety, or any substantial portion thereof, with the intention of taking back a lease of such property, except a lease for a period of three years or less at the end of which it is intended that the use of such property by the lessee will be discontinued and any transaction for the sale and lease-back of any property if such lease is entered into within

180 days after the later of the acquisition, completion of construction or commencement of operation of such property; provided that, notwithstanding the foregoing, The ServiceMaster Company or any Significant Subsidiary may sell any such Principal Property and lease it back for a period longer than three years if The ServiceMaster Company or such Significant Subsidiary would be entitled to create a Lien on the property to be leased securing indebtedness in an amount equal to the Attributable Debt with respect to such sale and lease-back transaction without equally and ratably securing the outstanding Debt Securities or The ServiceMaster Company promptly informs the Trustee of such transaction, the net proceeds of such transaction are at least equal to the fair value (as determined by Board Resolution of The ServiceMaster Company) of such property and The ServiceMaster Company causes an amount equal to the net cash proceeds of the sale to be applied to the retirement, within 120 days after receipt of such proceeds, of Funded Debt incurred or assumed by The ServiceMaster Company or a Significant Subsidiary (including the Debt Securities); provided further that, in lieu of applying all of or any part of such net cash proceeds to such retirement, The ServiceMaster Company may, within 75 days after such sale, deliver or cause to be delivered to the applicable trustee for cancellation either debentures or notes evidencing Funded Debt of The ServiceMaster Company (which may include the Debt Securities) or of a Significant Subsidiary previously authenticated and delivered by the applicable trustee, and not theretofore tendered for sinking fund purposes or called for a sinking fund or otherwise applied as a credit against an obligation to redeem or retire such notes or debentures, and an Officers' Certificate (which shall be delivered to the Trustee and which need not contain the statements prescribed by Section 11.04) stating that The ServiceMaster Company elects to deliver or cause to be delivered such debentures or notes in lieu of retiring Funded Debt as hereinabove provided. If The ServiceMaster Company shall so deliver debentures or notes to the applicable trustee and the ServiceMaster Company shall duly deliver such Officers' Certificate, the amount of cash which The ServiceMaster Company shall be required to apply to the retirement of Funded Debt shall be reduced by an amount equal to the aggregate of the then applicable optional redemption prices (not including any optional sinking fund redemption prices) of such debentures or notes, or, if there are no such redemption prices, the principal amount of such debentures or notes; provided, that in the case of debentures or notes which provide for an amount less than the principal amount thereof to be due and payable upon a declaration of the maturity thereof, such amount of cash shall be reduced by the amount of principal of such debentures or notes that would be due and payable as of the date of such application upon a declaration of acceleration of the maturity thereof pursuant to the terms of the indenture pursuant to which such debentures or notes were issued. (Section 5.04)

CERTAIN DEFINITIONS

  The term "Attributable Debt" as defined in the Indenture means when used in connection with a sale and lease-back transaction referred to above under "-- Restrictions on Sale and Lease-Back Transactions," on any date as of which the amount thereof is to be determined, the product of (a) the net proceeds from such sale and lease-back transaction multiplied by (b) a fraction, the numerator of which is the number of full years of the term of the lease relating to the property involved in such sale and lease-back transaction (without regard to any options to renew or extend such term) remaining on the date of the making of such computation and the denominator of which is the number of full years of the term of such lease measured from the first day of such term.

  The term "Consolidated Net Worth" as defined in the Indenture means, at any date of determination, the consolidated stockholders' equity of the Parent Partnership, as set forth on the then most recently available consolidated balance sheet of the Parent Partnership and its consolidated Subsidiaries.

  The term "Funded Debt" as defined in the Indenture involves all indebtedness for money borrowed, including purchase money indebtedness, and indebtedness pursuant to a mandatory sinking fund or prepayment provision or otherwise, having a maturity of more than one year from the date of its creation or having a maturity of less than one year but by its terms being renewable or extendible, at the option of the obligor in respect thereof, beyond one year from the date of its creation.

  The term "Holder" or "Securityholder" as defined in the Indenture means the registered holder of any Security with respect to registered Debt Securities and the bearer of any Unregistered Security or any coupon appertaining thereto, as the case may be.

  "Non-U.S. Subsidiary" as defined in the Indenture means any Subsidiary that is not a corporation, partnership or other entity created or organized in or under the laws of the United States of America or any state thereof.

  "Original Issue Discount Security" as defined in the Indenture means any Security that provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof.

  "Permitted Receivables Financing" as defined in the Indenture means a transaction or series of transactions (including amendments, supplements, extensions, renewals, replacements, refinancings or modifications thereof) pursuant to which a Securitization Subsidiary purchases Receivables and Related Assets from the Company or any Subsidiary and finances such Receivables and Related Assets through the issuance of Equity Interests or indebtedness (either directly or through a trust) or through the sale of the Receivables and Related Assets or a fractional undivided interest in the Receivables and Related Assets; provided that (i) the Board of Directors of the Company or the Parent Partnership, as the case may be, shall have determined in good faith that such Permitted Receivables Financing is economically fair and reasonable to the Company, (ii) all sales of Receivables and Related Assets to the Securitization Subsidiary are made at fair market value (as determined in good faith by the Board of Directors of the Company or the Parent Partnership), (iii) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Board of Directors of the Company or the Parent Partnership), (iv) no portion of the indebtedness of a Securitization Subsidiary will be guaranteed by or will be recourse to the Company, the Parent Partnership or any Significant Subsidiary (other than recourse for customary representations, warranties, covenants and indemnities, none of which shall relate to the collectibility (as opposed to the status) of the Receivables and Related Assets) and (v) neither the Company, the Parent Partnership nor any Subsidiary shall have any obligation to maintain or preserve the Securitization Subsidiary's financial condition.

  The term "Principal Property" as defined in the Indenture means The ServiceMaster Company's principal office building and any manufacturing plant or principal research facility of any of The ServiceMaster Company, the Parent Partnership or any Significant Subsidiary which is located within the United States of America, except any such principal office building, plant or facility which the Board of Directors by resolution declares is not of material importance to the total business conducted by The ServiceMaster Company, the Parent Partnership and their respective Subsidiaries as an entirety.

  "Receivables and Related Assets" means accounts receivable and instruments, chattel paper, obligations, general intangibles and other similar assets, in each case, relating to such receivables, including interest in merchandise or goods, the sale or lease of which gave rise to such receivables, related contractual rights, guarantees, insurance proceeds, collections, other related assets, and proceeds of all of the foregoing.

  "Securitization Subsidiary" as defined in the Indenture means a Wholly Owned Subsidiary which is established for the limited purpose of acquiring and financing Receivables and Related Assets and engaging in activities ancillary thereto.

  The term "Significant Subsidiary", as defined in the Indenture means at any time, any Subsidiary that would be a Significant Subsidiary at such time, as such term is defined in Regulation S-X promulgated by the Commission, as in effect on the date of the Indenture.

  The term "Subsidiary" as defined in the Indenture means with respect to any Person, any corporation, association or other business entity of which more than 50% of the outstanding Voting Stock (as defined in the Indenture) or other ownership interest is owned directly or indirectly, by such Person and one or more other Subsidiaries of such Persons.

  The term "Total Assets" as defined in the Indenture means, at any date of determination, the total assets of the Parent Partnership and its Subsidiaries on a consolidated basis as set forth on the then most recently available consolidated balance sheet of the Parent Partnership and its consolidated Subsidiaries.

  "Wholly Owned Subsidiary" as defined in the Indenture means a Subsidiary all of the Equity Interests of which (except directors' qualifying shares) is at the time owned directly or indirectly by the Company.

RESTRICTIONS ON MERGERS AND SALES OF ASSETS

  Under the Indenture, The ServiceMaster Company shall not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially as an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into The ServiceMaster Company unless: (i) either (x) The ServiceMaster Company shall be the continuing Person or (y) the Person (if other than The ServiceMaster Company) formed by such consolidation or into which The ServiceMaster Company is merged or that acquired or leased such property and assets of The ServiceMaster Company shall be a corporation, partnership or limited liability company organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of the obligations of The ServiceMaster Company on all of the Debt Securities and under this Indenture and, if the successor corporation or partnership is not the Parent Partnership (unless such successor is also the successor to the Parent Partnership under Section 6.04 of the Indenture), the Parent Partnership shall unconditionally guarantee the successor corporation's or partnership's obligations on all of the Debt Securities and under this Indenture and The ServiceMaster Company shall have delivered to the Trustee an Opinion of Counsel stating that such consolidation, merger or transfer and such supplemental Indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with and that such supplemental indenture constitutes the legal, valid and binding obligation of The ServiceMaster Company or such successor enforceable against such entity in accordance with its terms, subject to customary exceptions; and (ii) immediately after giving effect to such transaction, no Default shall have occurred and be continuing.

  The Indenture also provides that the Parent Partnership shall not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially as an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into the Parent Partnership unless: (i) either (x) the Parent Partnership shall be the continuing Person or (y) the Person (if other than the Parent Partnership) formed by such consolidation or into which the Parent Partnership is merged or that acquired or leased such property and assets of the Parent Partnership shall be a corporation, partnership or limited liability company organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental Indenture, executed and delivered to the Trustee, the due and punctual performance of the Guarantees, and the due and punctual performance and observance of all of the covenants and conditions of this Indenture and the Debt Securities and the Guarantee to be performed by the Parent Partnership; and (ii) immediately after giving effect to such transaction, no Default shall have occurred and be continuing. (Sections 6.01 and 6.03)

EVENTS OF DEFAULT

  Events of Default defined in the Indenture with respect to the Debt Securities of any series are: (a) The ServiceMaster Company defaults in the payment of the principal of any Debt Securities of such series when the same becomes due and payable at maturity, upon acceleration, redemption or mandatory repurchase, including as a sinking fund installment, or otherwise;
(b) The ServiceMaster Company defaults in the payment of interest on any Debt Securities of such series when the same becomes due and payable, and such default continues for a period of 30 days; (c) The ServiceMaster Company or the Parent Partnership defaults in the performance of or breaches any other covenant or agreement of The ServiceMaster Company or the Parent Partnership in the Indenture with respect to any Security of such series or in the Debt Securities of such series and such default or breach continues for a period of 60 consecutive days after written notice to The ServiceMaster Company by the Trustee or to The ServiceMaster Company and the Trustee by the Holders of 25% or more in aggregate principal amount of the Debt Securities of all series then outstanding affected thereby; (d) an involuntary case or other proceeding shall be commenced against The ServiceMaster Company, the Parent Partnership or any Significant Subsidiary with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against The ServiceMaster Company, the Parent Partnership or any Significant Subsidiary under the federal bankruptcy laws as now or hereafter in effect;

(e) The ServiceMaster Company, the Parent Partnership or any Significant Subsidiary (i) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (ii) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, Trustee, sequestrator or similar official of The ServiceMaster Company, the Parent Partnership or any Significant Subsidiary or for all or substantially all of the property and assets of The ServiceMaster Company, the Parent Partnership or any Significant Subsidiary or (iii) effects any general assignment for the benefit of creditors; or (f) any other Event of Default established with respect to any series of Debt Securities issued pursuant to the Indenture occurs. (Section 7.01)

  The Indenture provides that if an Event of Default described in clauses (a) or (b) of the immediately preceding paragraph with respect to the Debt Securities of any series then outstanding occurs and is continuing, then, and in each and every such case, except for any series of Debt Securities the principal of which shall have already become due and payable, either the Trustee or the Holders of not less than 25% in aggregate principal amount of the Debt Securities of any such affected series then outstanding under the Indenture (each such series treated as a separate class) by notice in writing to The ServiceMaster Company or the Parent Partnership (and to the Trustee if given by Securityholders), may declare the entire principal (or, if the Debt Securities of any such series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of such series established pursuant to the Indenture) of all Debt Securities of such affected series, and the interest accrued thereon, if any, to be due and payable immediately, and upon any such declaration the same shall become immediately due and payable. If an Event of Default described in clauses (c) or (f) of the immediately preceding paragraph with respect to the Debt Securities of one or more but not all series then outstanding or with respect to the Debt Securities of all series then outstanding occurs and is continuing, then, and in each and every such case, except for any series of Debt Securities the principal of which shall have already become due and payable, either the Trustee or the Holders of not less than 25% in aggregate principal amount of the Debt Securities of all such affected series then outstanding under the Indenture (treated as a single class) by notice in writing to The ServiceMaster Company (and to the Trustee if given by Securityholders), may declare the entire principal (or, if the Debt Securities of any such series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of such series established pursuant to the Indenture) of all Debt Securities of all such affected series, and the interest accrued thereon, if any, to be due and payable immediately, and upon any such declaration the same shall become immediately due and payable. If an Event of Default described in clause (d) or (e) of the immediately preceding paragraph occurs and is continuing, then the principal amount (or, if any Debt Securities are Original Issue Discount Securities, such portion of the principal as may be specified in the terms thereof established pursuant to the Indenture) of all the Debt Securities then outstanding and interest accrued thereon, if any, shall be and become immediately due and payable, without any notice or other action by any Holder or the Trustee to the full extent permitted by applicable law. Upon certain conditions such declarations may be rescinded and annulled and past defaults may be waived by the Holders of a majority in principal of the then outstanding Debt Securities of all such series that have been accelerated (voting as a single class). (Section 7.02)

  The Indenture contains a provision under which, subject to the duty of the Trustee during a default to act with the required standard of care, (i) the Trustee may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, officers' certificate, opinion of counsel (or both), statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed or presented by the proper person or persons and the Trustee need not investigate any fact or matter stated in the document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit; (ii) before the Trustee acts or refrains from acting, it may require an officers' certificate and/or an opinion of counsel, which shall conform to the requirements of the Indenture and the Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion; subject to the terms of the Indenture, whenever in the administration of the trusts of the Indenture the Trustee shall deem it necessary or desirable that a matter be proved or established prior to taking or suffering or omitting any action under the Indenture, such matter (unless other evidence in respect thereof be specifically prescribed in the Indenture) may, in the absence of wilful misconduct on the part of the Trustee, be deemed to be conclusively proved and established by an officers' certificate delivered to the Trustee, and such certificate, in the absence of wilful misconduct on the part of the Trustee, shall be full warrant to the Trustee for any action taken, suffered or omitted by it under the provisions of the Indenture upon the faith thereof;
(iii) the Trustee may act through its attorneys and agents not regularly in its employ and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care; (iv) any request, direction, order or demand of The ServiceMaster Company mentioned in the Indenture shall be sufficiently evidenced by an officers' certificate (unless other evidence in respect thereof be specifically prescribed in the Indenture); and any Board Resolution may be evidenced to the Trustee by a copy thereof certified by the Secretary or an Assistant Secretary of The ServiceMaster Company; (v) the Trustee shall be under no obligation to exercise any of the rights or powers vested in it by the Indenture at the request, order or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction; (vi) the Trustee shall not be liable for any action it takes, or omits to take in good faith that it believes to be authorized or within its rights or powers or for any action it takes or omits to take in accordance with the direction of the Holders in accordance with the Indenture relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under the Indenture;
(vii) the Trustee may consult with counsel and the written advice of such counsel or any opinion of counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it under the Indenture in good faith and in reliance thereon; (viii) prior to the occurrence of an Event of Default under the Indenture and after the curing or waiving of all Events of Default, the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, officers' certificate, opinion of counsel, Board Resolution, statement, instrument, opinion, report, notice, request, consent order, approval, appraisal, bond, debenture, note, coupon, security, or other paper or document unless requested in writing so to do by the Holders of not less than a majority in aggregate principal amount of the Debt Securities of all series affected then outstanding; provided that, if the payment within a reasonable time to the Trustee of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the Trustee, not reasonably assured to the Trustee by the security afforded to it by the terms of the Indenture, the Trustee may require reasonable indemnity against such expenses or liabilities as a condition to proceeding; (ix) the Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder; (x) the Trustee shall not be bound to ascertain or inquire as to the performance or observance of any covenants, conditions or agreements on the part of the Company, except as otherwise set forth herein, but the Trustee may require of the Company reasonable information and advice as to the performance of the covenants, conditions and agreements contained herein and shall be entitled in connection herewith to examine the books, records and premises of the Company; (xi) the permissive rights of the Trustee to do things enumerated in this Indenture shall not be construed as a duty and the Trustee shall not be answerable for other than its negligence or willful misconduct; (xii) except for any event of which the Trustee has "actual knowledge" and which event, with the giving of notice or the passage of time or both, would constitute an Event of Default under this Indenture, the Trustee shall not be deemed to have notice of any default or event unless specifically notified in writing of such event by the Company or the Holders of not less than 25% of the Outstanding Securities; as used herein, the term "actual knowledge" means the actual fact or statement of knowing, without any duty to make any investigation with regard thereto. (Section 8.02)

  Subject to such provisions in the Indenture for the indemnification of the Trustee and certain other limitations, the Holders of at least a majority in aggregate principal amount (or, if any Debt Securities are Original Issue Discount Securities, such portion of the principal as may be specified in the terms thereof established pursuant to the Indenture) of the outstanding Debt Securities of all series affected (voting as a single class) may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on this Trustee with respect to the Debt Securities of such series by the Indenture; provided, that the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders not joining in the giving of such direction, it being understood that the Trustee shall have no duty to ascertain whether or not such actions or forbearance are unduly prejudicial to such Holders and provided further, that the Trustee may take any other action it deems proper that is not inconsistent with any directions received from Holders of Debt Securities pursuant to this paragraph. (Section 7.05)

  Subject to various provisions in the Indenture, the Holders of at least a majority in principal amount (or, if the Debt Securities are Original Issue Discount Securities, such portion of the principal as may be specified in the terms thereof established pursuant to the Indenture) of the outstanding Debt Securities of all series affected (voting as a single class), by notice to the Trustee, may waive an existing Default or Event of Default with respect to the Debt Securities of such series and its consequences, except a Default in the payment of principal of or interest on any Security as specified in clauses
(a) or (b) of Section 6.1 of the Indenture or in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of the Holder of each outstanding Security affected. Upon any such waiver, such Default shall cease to exist, and any Event of Default with respect to the Debt Securities of such series arising therefrom shall be deemed to have been cured, for every purpose of the Indenture; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereto. (Section 7.04)

  The Indenture provides that no Holder of any Debt Securities of any series may institute any proceeding, juridical or otherwise, with respect to the Indenture or the Debt Securities of such series, or for the appointment of a receiver or trustee, or for any other remedy under the Indenture, unless: (i) such Holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the Debt Securities of such series; (ii) the Holders of at least 25% in aggregate principal amount of outstanding Debt Securities of all such series affected shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee under the Indenture; (iii) such Holder or Holders have offered to The Trustee indemnity reasonably satisfactory to the Trustee against any costs, liabilities or expenses to be incurred in compliance with such request; (iv) the Trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and (v) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Debt Securities of all such affected series have not given the Trustee a direction that is inconsistent with such written request. A Holder may not use the Indenture to prejudice the rights of another Holder or to obtain a preference or priority over such other Holder. (Section 7.06)

  The Indenture provides that each of The ServiceMaster Company and the Parent Partnership will file with the Trustee, within 15 days after The ServiceMaster Company is required to file the same with the Commission, copies of the annual reports and of the information, documents and other reports which The ServiceMaster Company and the Parent Partnership, as the case may be, may be required to file with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act. (Sections 5.06 and 5.09)

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

  The Indenture provides with respect to each series of Debt Securities that The ServiceMaster Company may terminate its obligations under the Debt Securities of a series and the Indenture with respect to Debt Securities of such series if: (i) all Debt Securities of such series previously authenticated and delivered, with certain exceptions, have been delivered to the Trustee for cancellation and The ServiceMaster Company has paid all sums payable by it under the Indenture; or (ii) (A) the Debt Securities of such series mature within one year or all of them are to be called for redemption within one year under arrangements satisfactory to the Trustee for giving the notice of redemption, (B) The ServiceMaster Company irrevocably deposits in trust with the Trustee, as trust funds solely for the benefit of the Holders of such Debt Securities, for that purpose, money or U.S. Government Obligations or a combination thereof sufficient (unless such funds consist solely of money, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee), without consideration of any reinvestment, to pay principal of and interest on the Debt Securities of such series to maturity or redemption, as the case may be, and to pay all other sums payable by it under the Indenture, and (C) The ServiceMaster Company delivers to the Trustee an officers' certificate and an opinion of counsel in each case stating that all conditions precedent provided for in The

ServiceMaster Company's Indenture relating to the satisfaction and discharge of the Indenture with respect to the Debt Securities of such series have been complied with. With respect to the foregoing clause (i), only The ServiceMaster Company 's obligations to compensate and indemnify the Trustee under the Indenture shall survive. With respect to the foregoing clause (ii), only The ServiceMaster Company's obligations to execute and deliver Debt Securities of such series for authentication, to set the terms of the Debt Securities of such series, to maintain an office or agency in respect of the Debt Securities of such series, to have moneys held for payment in trust, to register the transfer or exchange of Debt Securities of such series, to deliver Debt Securities of such series for replacement or to be canceled, to compensate and indemnify the Trustee and to appoint a successor trustee, and its right to recover excess money held by the Trustee shall survive until such Debt Securities are no longer outstanding. Thereafter, only The ServiceMaster Company's obligations to compensate and indemnify the Trustee, and its right to recover excess money held by the Trustee shall survive. (Section 9.01)

  The Indenture provides that The ServiceMaster Company (i) will be deemed to have paid and will be discharged from any and all obligations in respect of the Debt Securities of any series, and the provisions of the Indenture will, except as noted below, no longer be in effect with respect to the Debt Securities of such series ("legal defeasance") and (ii) may omit to comply with any term, provision or condition of the Indenture described above under "--Certain Covenants" (or any other specific covenant relating to such series provided for in a Board Resolution or supplemental indenture which may by its terms be defeased pursuant to the Indenture), and such omission shall be deemed not to be an Event of Default under clauses (c) or (f) of the first paragraph of "--Events of Default" with respect to the outstanding Debt Securities of a series ("covenant defeasance"); provided that the following conditions shall have been satisfied: (A) The ServiceMaster Company has irrevocably deposited in trust with the Trustee as trust funds solely for the benefit of the Holders of the Debt Securities of such series, for payment of the principal of and interest on the Debt Securities of such series, money or U.S. Government Obligations or a combination thereof sufficient (unless such funds consist solely of money, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee) without consideration of any reinvestment and after payment of all federal, state and local taxes or other charges and assessments in respect thereof payable by the Trustee, to pay and discharge the principal of and accrued interest on the outstanding Debt Securities of such series to maturity or earlier redemption (irrevocably provided for under arrangements satisfactory to the Trustee), as the case may be; (B) such deposit will not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which The ServiceMaster Company is a party or by which it is bound; (C) no Default with respect to such Debt Securities of such series shall have occurred and be continuing on the date of such deposit; (D) The ServiceMaster Company shall have delivered to the Trustee an opinion of counsel that (1) the Holders of the Debt Securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of The ServiceMaster Company's exercise of its option under this provision of the Indenture and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred and (2) the Holders of the Debt Securities of such series have a valid security interest in the trust funds subject to no prior liens under the Uniform Commercial Code; and (E) The ServiceMaster Company has delivered to the Trustee an officers' certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in the Indenture relating to the defeasance contemplated have been complied with. In the case of legal defeasance under clause (i) above, the opinion of counsel referred to in clause (D)(1) above may be replaced by a ruling directed to the Trustee received from the Internal Revenue Service to the same effect. Subsequent to legal defeasance under clause (i) above, The ServiceMaster Company's obligations to execute and deliver Debt Securities of such series for authentication, to set the terms of the Debt Securities of such series, to maintain an office or agency in respect of the Debt Securities of such series, to have moneys held for payment in trust, to register the transfer or exchange of Debt Securities of such series, to deliver Debt Securities of such series for replacement or to be canceled, to compensate and indemnify the Trustee and to appoint a successor trustee, and its right to recover excess money held by the Trustee shall survive until such Debt Securities are no longer outstanding. After such Debt Securities are no longer outstanding, in the case of legal defeasance under clause (i) above, only The ServiceMaster Company's obligations to compensate and indemnify the Trustee and its right to recover excess money held by the Trustee shall survive. (Sections 9.02 and 9.03)

MODIFICATION OF THE INDENTURE

  The Indenture provides that The ServiceMaster Company, the Parent Partnership and the Trustee may amend or supplement the Indenture or the Debt Securities of any series without notice to or the consent of any Holder: (1) to cure any ambiguity, defect or inconsistency in the Indenture; provided that such amendments or supplements shall not materially and adversely affect the interests of the Holders; (2) to comply with Article 6 of the Indenture; (3) to comply with any requirements of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act; (4) to evidence and provide for the acceptance of appointments under the Indenture with respect to the Debt Securities of any or all series by a successor Trustee;
(5) to establish the form or forms or terms of Debt Securities of any series or of the coupons appertaining to such Debt Securities as permitted under the Indenture or the Guarantees; (6) to provide for uncertificated or Unregistered Securities and to make all appropriate changes for such purpose; and (7) to make any change that does not materially and adversely affect the rights of any Holder. (Section 10.01)

  The Indenture also contains provisions whereby The ServiceMaster Company, the Parent Partnership and the Trustee, subject to certain conditions, without prior notice to any Holders, may amend the Indenture, the outstanding Debt Securities of any series and the Guarantees with the written consent of the Holders of a majority in principal amount of the Debt Securities then outstanding of all series affected by such supplemental indenture (all such series voting as one class), and the Holders of a majority in principal amount of the outstanding Debt Securities of all series affected thereby (all such series voting as one class) by written notice to the Trustee may waive future compliance by The ServiceMaster Company with any provision of the Indenture or the Debt Securities of such series. Notwithstanding the foregoing provisions, without the consent of each Holder affected thereby, an amendment or waiver, including a waiver pursuant to Section 7.04 of the Indenture, may not: (i) extend the stated maturity of the principal of, or any sinking fund obligation or any installment of interest on, such Holder's Security, or reduce the principal amount thereof or the rate of interest thereon (including any amount in respect of original issue discount), or any premium payable with respect thereto, or adversely affect the rights of such Holder under any mandatory redemption or repurchase provision or any right of redemption or repurchase at the option of such Holder, or reduce the amount of the principal of an Original Issue Discount Security that would be due and payable upon an acceleration of the maturity thereof or the amount thereof provable in bankruptcy, or change any place of payment where, or the currency in which, any Security or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the due date therefor; (ii) reduce the percentage in principal amount of outstanding Debt Securities of the relevant series the consent of whose Holders is required for any such supplemental indenture, for any waiver of compliance with certain provisions of the Indenture of certain Defaults and their consequences provided for in the Indenture; (iii) waive a Default in the payment of principal of or interest on any Security of such Holder; or (iv) modify any of the provisions of this section of the Indenture, except to increase any such percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each outstanding Security affected thereby. A supplemental indenture which changes or eliminates any covenant or other provision of the Indenture which has expressly been included solely for the benefit of one or more particular series of Debt Securities, or which modifies the rights of Holders of Debt Securities of such series with respect to such covenant or provision, shall be deemed not to affect the rights under the Indenture of the Holders of Debt Securities of any other series or of the coupons appertaining to such Debt Securities. It shall not be necessary for the consent of any Holder under this section of the Indenture to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof. After an amendment, supplement or waiver under this section of the Indenture becomes effective, The ServiceMaster Company shall give to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver. The Company will mail supplemental indentures to Holders upon request. Any failure of The ServiceMaster Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture or waiver. (Section 10.02)

GUARANTEE

  The Parent Partnership will irrevocably and unconditionally guarantee the payment of all obligations of The ServiceMaster Company under the Debt Securities. If The ServiceMaster Company defaults in the payment of the principal of, premium if any, or interest on such Debt Securities when and as the same shall become due, whether upon maturity, acceleration, call for redemption or otherwise, without the necessity of action by the Trustee or any Holder of such Debt Securities, the Parent Partnership shall be required promptly to make such payment. As explained in more detail under "The Reincorporating Merger and The Partnership Liquidations" below, upon consummation of the Partnership Liquidations, the Successor Parent Corporation will assume the obligations of both The ServiceMaster Company and the Parent Partnership on the Debt Securities and both The ServiceMaster Company and the Parent Partnership will be merged or liquidated into the Successor Parent Corporation.

  The Parent Partnership conducts all of its business through The ServiceMaster Company and Subsidiaries of The ServiceMaster Company and does not own any material assets other than all of the limited partnership interest of The ServiceMaster Company. The Parent Partnership's obligations under the Guarantee are as a secondary obligor. The Parent Partnership is presently dependent on the receipt of dividends or other payments from The ServiceMaster Company to make payments on the Guarantee of the Debt Securities.

CONCERNING THE TRUSTEE

  Harris Trust and Savings Bank is the Trustee under the Indenture. The Trustee performs services for ServiceMaster in the ordinary course of business.

          THE REINCORPORATING MERGER AND THE PARTNERSHIP LIQUIDATIONS

  The Parent Partnership was organized as a limited partnership at the end of 1986 to enable the parent entity in the ServiceMaster enterprise to function free of the federal corporate income tax. In 1987, the Internal Revenue Code was amended to reimpose federal corporate income tax on publicly traded partnerships like ServiceMaster beginning January 1, 1998.

  On December 11, 1991, the Parent Partnership issued a proxy statement/prospectus (the "Reincorporation Proxy Statement") in which the board of directors of ServiceMaster's Managing General Partner recommended that the holders of the outstanding partnership shares approve, among other things, a merger (the "Reincorporating Merger") having the characteristics described in the Reincorporation Proxy Statement. The limited partners approved and authorized the Reincorporating Merger at a special meeting held on January 13, 1992.

  The purpose of the Reincorporating Merger is to substitute a corporation for the Parent Partnership as the ultimate parent in the ServiceMaster enterprise before the Parent Partnership becomes subject to federal corporate income tax. The Reincorporating Merger is scheduled to be consummated on or before December 31, 1997. ServiceMaster Incorporated of Delaware has been organized to serve as the ultimate parent in the ServiceMaster enterprise after the Reincorporating Merger and is herein called the "Successor Parent Corporation." The Successor Parent Corporation is at present a wholly owned subsidiary of the Parent Partnership.

  The Reincorporating Merger will be accomplished by merging a subsidiary of the Successor Parent Corporation (which subsidiary was organized to serve as the vehicle for the merger) into the Parent Partnership. Upon consummation of the Reincorporating Merger: (i) each share of limited partnership interest issued prior to that time by the Parent Partnership will be converted into one share of common stock issued by the Successor Parent Corporation and (ii) each share of common stock issued by the disappearing subsidiary corporation will be converted into a limited partnership interest in the Parent Partnership. Upon consummation of the Reincorporating Merger, the Parent Partnership will be a wholly owned subsidiary of the Successor Parent Corporation.

  ServiceMaster expects that after the Reincorporating Merger, the Parent Partnership and The ServiceMaster Company will be merged or liquidated into the Successor Parent Corporation (such transactions are called the

"Partnership Liquidations" in this Prospectus). Upon consummation of the Partnership Liquidations, the Successor Parent Corporation will become the successor to both the Parent Partnership and The ServiceMaster Company and will own all businesses previously owned (directly or indirectly) by the Parent Partnership and The ServiceMaster Company. ServiceMaster intends to change the name of the Successor Parent Corporation to "The ServiceMaster Company" not later than the time the Partnership Liquidations are completed. Upon consummation of the Partnership Liquidations, the Successor Parent Corporation will assume all obligations of The ServiceMaster Company Limited Partnership and the Parent Partnership on the Debt Securities and will become the primary obligor on the Debt Securities. The term "Reincorporation" is used in this Prospectus to refer to the Reincorporating Merger and the Partnership Liquidations and related actions.

  The Board of Directors of the Successor Parent Corporation immediately after the Reincorporation will be comprised of the same individuals who served as members of the Board of Directors of the Managing General Partner of the Parent Partnership immediately prior to the Reincorporation. Each of the terms "Board" and "Board of Directors" is used in this Prospectus to mean (i) the Board of Directors of ServiceMaster Management Corporation (i.e., ServiceMaster's Managing General Partner) when it refers to any time prior to the consummation of the Reincorporating Merger and (ii) the Board of Directors of the Successor Parent Corporation when it refers to any time after consummation of the Reincorporation.

  Each individual who held a management or other employment position with the Parent Partnership or The ServiceMaster Company immediately prior to the Reincorporation will hold the same position with the Successor Parent Corporation immediately after the Reincorporation. No payment or equity issuance will be made to the ServiceMaster Management Corporation in its capacity as Managing General Partner of either the Parent Partnership or The ServiceMaster Company in connection with Reincorporation except for the pay out of any income allocated its capital account prior to Reincorporation.

  The Board of Directors has the right to elect not to consummate the Reincorporating Merger.

  After Reincorporation, ServiceMaster's operations will become subject to federal income tax. ServiceMaster's management currently estimates that the effective tax rate reflected in ServiceMaster's income statement after Reincorporation will be approximately 40 percent. Pro forma earnings per share would have been $0.69 in 1996 (contrasted with $1.13 reported by ServiceMaster), $0.59 in 1995 (contrasted with $0.96 reported by ServiceMaster), and $0.49 in 1994 (contrasted with $0.80 reported by ServiceMaster) if the Reincorporation had occurred at the beginning of each of those periods. These estimates are necessarily subject to change based on changes in circumstances, statutory tax rates, and other relevant factors.

                             PLAN OF DISTRIBUTION

  ServiceMaster may sell the Debt Securities in or outside the United States through underwriters or dealers, directly to one or more purchasers, or through agents. The Prospectus Supplement with respect to the Debt Securities will set forth the terms of the offering of the Debt Securities, including the name or names of any underwriters, dealers or agents, the purchase price of the Debt Securities and the proceeds to ServiceMaster from such sale, any delayed delivery arrangements, any underwriting discounts and other items constituting underwriters' compensation, the initial public offering price, any discounts or concessions allowed or re-allowed or paid to dealers, and any securities exchanges on which the Debt Securities may be listed.

  If underwriters are used in the sale, the Debt Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Debt Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering of Debt Securities will be named in the Prospectus Supplement relating to such offering, and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement relating thereto, the obligations of the underwriters or agents to purchase the Debt Securities will be subject to conditions precedent, and the underwriters will be obligated to purchase all the Debt Securities if any are purchased. The initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

  If dealers are used in the sale of Debt Securities with respect to which this Prospectus is delivered, ServiceMaster will sell such Debt Securities to the dealers as principals. The dealers may then resell such Debt Securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the Prospectus Supplement relating thereto.

  Debt Securities may be sold directly by ServiceMaster or through agents designated by ServiceMaster from time to time at fixed prices, which may be changed, or at varying prices determined at the time of sale. Any agent involved in the offer or sale of the Debt Securities with respect to which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement relating thereto. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

  Debt Securities may be sold directly by ServiceMaster to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the Applicable Prospectus Supplement.

  In connection with the sale of the Debt Securities, underwriters or agents may receive compensation from ServiceMaster or from purchasers of Offered Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters, agents and dealers participating in the distribution of the Debt Securities may be deemed to be underwriters, and any discounts or commissions received by them from The ServiceMaster Company and any profit on the resale of the Debt Securities by them may be deemed to be underwriting discounts or commissions under the Securities Act.

  If so indicated in the Prospectus Supplement, ServiceMaster will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase Debt Securities from ServiceMaster at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

  Agents, dealers and underwriters may be entitled under agreements entered into with ServiceMaster to indemnification by ServiceMaster against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that such agents, dealers, or underwriters may be required to make with respect thereto. Agents, dealers, and underwriters may be customers of, engage in transactions with or perform services for ServiceMaster and its subsidiaries in the ordinary course of business.

  Some or all of the Debt Securities may be new issues of securities with no established trading market. Any underwriters to whom Debt Securities are sold by ServiceMaster for public offering and sale may make a market in such Debt Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of or the trading markets for any Debt Securities.

  Certain of the underwriters, dealers or agents and their affiliates may be customers of, engage in transactions with and perform services for ServiceMaster and its subsidiaries in the ordinary course of business.

                          VALIDITY OF DEBT SECURITIES

  The validity of the Debt Securities will be passed upon for the ServiceMaster Companies by Vernon T. Squires, Esq., Senior Vice President and General Counsel of ServiceMaster. As of July 22, 1997, Vernon T. Squires owned 255,887 shares and options to acquire 54,000 shares of limited partnership interests of the Parent Partnership.

                                    EXPERTS

  The financial statements and schedule of the Parent Partnership incorporated by reference in this Prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference in reliance upon the authority of said firm as experts in giving said reports.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED AUGUST 6, 1997

PROSPECTUS

                       SERVICEMASTER LIMITED PARTNERSHIP

                               PARTNERSHIP SHARES

  ServiceMaster Limited Partnership ("ServiceMaster") may offer from time to time shares of limited partnership interest issued by ServiceMaster ("Partnership Shares"). ServiceMaster is a publicly traded limited partnership and its Partnership Shares are listed on the New York Stock Exchange.

  The Partnership Shares may be sold in one or more offerings. The terms for each offering will be determined at the time the offering occurs. The alternative means potentially available to ServiceMaster for sale of the Partnership Shares in offerings effected with this Prospectus include: sales to underwriters under firm commitment underwriting arrangements; sales through agents, underwriters or dealers; and sales directly by ServiceMaster.

  The terms of each offering of the Partnership Shares will be described in a supplement to this Prospectus (a "Prospectus Supplement") including the initial offering price and the net proceeds to ServiceMaster from the sale of the Shares to be sold in that offering. If any agents for ServiceMaster, underwriters or dealers are involved in the sale of any Partnership Shares in respect of which this Prospectus is being delivered, the names of such agents, underwriters or deals and any applicable commissions or discounts and the net proceeds to ServiceMaster will be set forth in the applicable Prospectus Supplement.

                                  -----------

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
    SECURITIES AND EXCHANGE  COMMISSION OR ANY  STATE SECURITIES  COMMISSION
     PASSED  UPON  THE  ACCURACY  OR  ADEQUACY  OF  THIS  PROSPECTUS.  ANY
      REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

                         The Date of this Prospectus is

                             AVAILABLE INFORMATION

  ServiceMaster, The ServiceMaster Company Limited Partnership (in which ServiceMaster owns directly the entire limited partnership interest ("The ServiceMaster Company")), and ServiceMaster Incorporated of Delaware have filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), for the registration of, among other things, the Partnership Shares offered hereby and Common Stock issuable by ServiceMaster Incorporated of Delaware. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits and schedules to, or incorporated by reference in, the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to ServiceMaster, The ServiceMaster Company, ServiceMaster Incorporated of Delaware and the Partnership Shares and other securities offered hereby, reference is made to the Registration Statement, including the exhibits thereto, and financial statements and notes filed as a part thereof or incorporated by reference therein. Statements made in this Prospectus concerning the contents of any document referred to herein are not necessarily complete. With respect to each such document filed with the Commission as an exhibit to, or incorporated by reference in, the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

  ServiceMaster is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance therewith, ServiceMaster files consolidated reports, proxy statements and other information with the Commission. Upon consummation of the Reincorporating Merger described in this Prospectus (which is scheduled to occur on or before December 31, 1997), ServiceMaster Incorporated of Delaware will become the successor to ServiceMaster and The ServiceMaster Company and will become subject to the informational requirements identified in the preceding sentence. Reports, proxy statements and other information filed by ServiceMaster may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may be obtained by mail from the Public Reference Branch of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding ServiceMaster, The ServiceMaster Company and ServiceMaster Incorporated of Delaware. In addition, such material may also be inspected and copied at the offices of the New York Stock Exchange. Partnership Shares issued by ServiceMaster are listed on the New York Stock Exchange.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

  The following documents have been filed with the Commission and are incorporated by reference in this Prospectus: (i) the Annual Report on Form 10-K of ServiceMaster (File No. 1-9378) for the year ended December 31, 1996 (the "1996 Form 10-K") and (ii) ServiceMaster's Quarterly Report on Form 10-Q for the period ended March 31, 1997. All documents filed by ServiceMaster pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Partnership Shares and other securities registered on the Registration Statement shall be deemed to be incorporated herein by reference and to be a part hereof from the respective dates of filing of such documents. As indicated in this Prospectus, ServiceMaster, The ServiceMaster Company and ServiceMaster Incorporated of Delaware are parties to a Merger and Reorganization Agreement, which provides for a Reincorporating Merger and other related transactions that are scheduled to occur on or before December 31, 1997. Upon consummation of the Reincorporating Merger, ServiceMaster Incorporated of Delaware will become the successor to ServiceMaster as the ultimate parent in the ServiceMaster enterprise. All documents filed by ServiceMaster Incorporated of Delaware after the Reincorporating Merger pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the securities registered on the Registration Statement shall be deemed to be incorporated herein by reference and to be a part hereof from the respective dates of filing of such documents.

  Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  Copies of all documents which are incorporated herein by reference (not including the exhibits to such information, unless such exhibits are specifically incorporated by reference in such information) will be provided without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request. Copies of this Prospectus, as amended or supplemented from time to time, and any other documents (or parts of documents) that constitute part of the Prospectus under
Section 10(a) of the Securities Act will also be provided without charge to each such person, upon written or oral request. Requests should be directed to ServiceMaster at One ServiceMaster Way, Downers Grove, Illinois 60515-9969,
Attention: Investor Relations (telephone number: (630) 271-1300).

  NO PERSON IS AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY SERVICEMASTER, THE SERVICEMASTER COMPANY OR SERVICEMASTER INCORPORATED OF DELAWARE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE PARTNERSHIP SHARES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREBY SHALL UNDER ANY CIRCUMSTANCES IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

  Unless otherwise indicated or the context otherwise requires, all references herein to: (i) "ServiceMaster" refers to ServiceMaster Limited Partnership and its subsidiaries and predecessors; and (ii) "The ServiceMaster Company" refers to The ServiceMaster Company Limited Partnership. As described under "The Reincorporating Merger and the Partnership Liquidations" below, the shareholders of ServiceMaster have approved a Reincorporating Merger, which is scheduled to occur on or before December 31, 1997. The Reincorporating Merger will install a corporation as the ultimate parent in the ServiceMaster enterprise and that corporation is called the "Successor Parent Corporation" in this Prospectus. The term "ServiceMaster" as used in this Prospectus with respect to periods at and after the Reincorporating Merger refers to ServiceMaster Incorporated of Delaware and its subsidiaries.

                                 SERVICEMASTER

  ServiceMaster was formed in December 1986 as a limited partnership to succeed to the business and assets of ServiceMaster Industries Inc., which began its operation in 1947. ServiceMaster is a holding company whose Partnership Shares are listed on the New York Stock Exchange and whose principal asset consists of all of the common limited partner interest of The ServiceMaster Company. The actual operations of the ServiceMaster enterprise are conducted by The ServiceMaster Company and its subsidiaries.

  ServiceMaster, through its subsidiaries, provides a range of services to individual consumers, businesses and institutions in the United States and 30 other countries throughout the world. ServiceMaster is divided into three operating units: Consumer Services, Management Services and International. Consumer Services and Management Services are the principal operating units

  ServiceMaster Consumer Services L.P. provides services to over 6,500,000 residential and commercial customers through seven market leading companies:
TruGreen L.P., which provides lawn care, tree and shrub services and indoor plant maintenance under the "TruGreen," "ChemLawn," "TruGreen-ChemLawn" and "Barefoot" service marks; The Terminix International Company, L.P., which provides termite and pest control services under the "Terminix" service mark; American Home Shield Corporation, which provides home system and appliance warranty contracts and home inspection services under the "American Home Shield" and "AmeriSpec" service marks; ServiceMaster Residential/Commercial Services L.P., which provides residential and commercial cleaning and disaster restoration services under the "ServiceMaster" service mark; Merry Maids L.P., which provides domestic housekeeping services under the "Merry Maids" service mark; and Furniture Medic L.P., which provides in-home furniture repair and restoration services under the "Furniture Medic" service mark. These services are part of the "ServiceMaster Quality Network" and may be accessed by calling a single toll-free telephone number: 1-800-WE SERVE.

  ServiceMaster Management Services L.P. is organized into three discrete operating units: ServiceMaster Healthcare Management Services, Education Management Services and Business and Industry Management Services. Each of these three units provides to their respective customers a variety of supportive management services, including the management of housekeeping, plant operations and maintenance, clinical equipment maintenance, laundry and linen, grounds and landscaping, energy management services and food service. In addition, Healthcare Management Services provides management and other services to the long-term care, assisted living and home health care markets.

                                USE OF PROCEEDS

  ServiceMaster intends to use the net proceeds from the sale of the Partnership Shares for general business purposes, which may include, but are not limited to, repayment, redemption or repurchase of outstanding indebtedness; acquisitions, capital expenditures and working capital requirements; and such other purposes as may be specified in the relevant Prospectus Supplement. A description of any indebtedness to be refinanced with the proceeds from the sale of the Partnership Shares will be set forth in the applicable Prospectus Supplement.

                       DESCRIPTION OF PARTNERSHIP SHARES

  ServiceMaster is a publicly traded limited partnership formed under the Delaware Revised Uniform Limited Partnership Act.

  ServiceMaster Management Corporation serves as ServiceMaster's Managing General Partner. The Board of Directors of ServiceMaster Management Corporation serves as the Board of Directors for the ServiceMaster enterprise. ServiceMaster Management Corporation holds a 1% carried interest in both ServiceMaster and its principal subsidiary partnership, and these two interests together provide ServiceMaster Management Corporation with approximately 2% of the income earned and distributions made by the ServiceMaster enterprise. All other income and distributions attributable to ServiceMaster are allocated to the holders of the outstanding Partnership Shares. Each Partnership Share represents an ownership interest in ServiceMaster equal to the interest represented by every other Partnership Share. Distributions are made pro rata with the same amount distributed with respect to each outstanding Partnership Share. Taxable income is allocated to the owners of Partnership Shares based on the time at which the shares were acquired and the price paid for the shares and other factors; various tax consequences of investment in Partnership Shares are described in the 1996 Form 10-K, which is incorporated into this Prospectus by reference.

  As of June 30, 1997, an aggregate of 182,784,000 Partnership Shares were outstanding (before giving effect to any issuances of Partnership Shares which may be sold in offerings made by means of this Prospectus).

  Partnership Shares are listed on the New York Stock Exchange and are freely transferable.

            THE REINCORPORATING MERGER AND PARTNERSHIP LIQUIDATIONS

  ServiceMaster was organized as a limited partnership at the end of 1986 to enable the parent entity in the ServiceMaster enterprise to function free of the federal corporate income tax. In 1987, the Internal Revenue Code was amended to reimpose federal corporate income tax on publicly traded partnerships like ServiceMaster beginning January 1, 1998.

  On December 11, 1991, ServiceMaster issued a proxy statement/prospectus (the "Reincorporation Proxy Statement") in which the board of directors of ServiceMaster's Managing General Partner recommended that the holders of the outstanding partnership shares approve, among other things, a merger (the "Reincorporating Merger") having the characteristics described in the Reincorporation Proxy Statement. The limited partners approved and authorized the Reincorporating Merger at a special meeting held on January 13, 1992.

  The purpose of the Reincorporating Merger is to substitute a corporation for ServiceMaster as the ultimate parent in the ServiceMaster enterprise before ServiceMaster becomes subject to federal corporate income tax. The Reincorporating Merger is scheduled to be consummated on or before December 31, 1997. ServiceMaster Incorporated of Delaware has been organized to serve as the ultimate parent in the ServiceMaster enterprise after the Reincorporating Merger and is hereinafter called the "Successor Parent Corporation." The Successor Parent Corporation is at present a wholly owned subsidiary of ServiceMaster.

  The Reincorporating Merger will be accomplished by merging a subsidiary of the Successor Parent Corporation (which subsidiary was organized to serve as the vehicle for the merger) into ServiceMaster. Upon consummation of the Reincorporating Merger (i) each Partnership Share issued prior to that time by ServiceMaster will be converted into one share of common stock issued by the Successor Parent Corporation (a "Corporate Share") and (ii) ServiceMaster will become a wholly owned subsidiary of the Successor Parent Corporation. Each of the terms "ServiceMaster Shares" and "Shares" is used in this Prospectus to mean (i) shares of limited partnership interest in ServiceMaster when it refers to any time prior to the consummation of the Reincorporating Merger and
(ii) shares of common stock issued or issuable by the Successor Parent Corporation when it refers to any time after consummation or the Reincorporating Merger.

  No federal income tax will be imposed on ServiceMaster shareholders as a result of the Reincorporating Merger.

  ServiceMaster expects that after the Reincorporating Merger, ServiceMaster and The ServiceMaster Company (which is the sole subsidiary of the ServiceMaster) will be merged or liquidated into the Successor Parent Corporation (such transactions are called the "Partnership Liquidations" in this Prospectus). Upon consummation of the Partnership Liquidations, the Successor Parent Corporation will become the successor to both ServiceMaster and The ServiceMaster Company and will own all businesses previously owned (directly or indirectly) by ServiceMaster or The ServiceMaster Company. ServiceMaster intends to change the name of the Successor Parent Corporation to "The ServiceMaster Company" not later than the time the Partnership Liquidations are completed. The term "Reincorporation" is used in this Prospectus to refer to the Reincorporating Merger and the Partnership Liquidations and related actions.

  The Board of Directors of the Successor Parent Corporation immediately after the Reincorporation will be comprised of the same individuals who served as members of the Board of Directors of the Managing General Partner of ServiceMaster immediately prior to the Reincorporation. Each of the terms "Board" and "Board of Directors" is used in this Prospectus to mean (i) the Board of Directors of ServiceMaster Management Corporation (i.e., ServiceMaster's Managing General Partner) when it refers to any time prior to the consummation of the Reincorporating Merger and (ii) the Board of Directors of the Successor Parent Corporation when it refers to any time after consummation of the Reincorporation.

  Each individual who held a management or other employment position with ServiceMaster or The ServiceMaster Company immediately prior to the Reincorporation will hold the same position with the Successor Parent Corporation immediately after the Reincorporation. No payment or equity issuance will be made to the ServiceMaster Management Corporation in its capacity as Managing General Partner of either ServiceMaster or The ServiceMaster Company in connection with Reincorporation except for the pay out of any income allocated its capital account prior to Reincorporation.

  The Board of Directors has the right to elect not to consummate the Reincorporating Merger.

  After Reincorporation, ServiceMaster's operations will become subject to federal income tax. ServiceMaster's management currently estimates that the effective tax rate reflected in ServiceMaster's income statement after Reincorporation will be approximately 40 percent. Pro forma earnings per share would have been $0.69 in 1996 (contrasted with $1.13 reported by ServiceMaster), $0.59 in 1995 (contrasted with $0.96 reported by ServiceMaster), and $0.49 in 1994 (contrasted with $0.80 reported by ServiceMaster) if the Reincorporation had occurred at the beginning of each of those periods. These estimates are necessarily subject to change based on changes in circumstances, statutory tax rates, and other relevant factors.

         SUMMARY COMPARISON OF PARTNERSHIP SHARES AND CORPORATE SHARES

  As described in greater detail above, the holders of ServiceMaster's Partnership Shares have approved a Reincorporating Merger which is scheduled to occur on or before December 31, 1997. Upon consummation of the Reincorporating Merger, (i) the Successor Parent Corporation will replace ServiceMaster as the ultimate parent entity in the ServiceMaster enterprise and (ii) each Partnership Share outstanding immediately prior to the Reincorporating Merger will be converted into one share of common stock issuable by the Successor Parent Corporation. The following summary compares various characteristics of the Partnership Shares and the Corporate Shares. This summary is qualified in its entirety by the more complete description of the tax and other characteristics of investment in ServiceMaster contained in the 1996 Form 10-K, by other information filed by ServiceMaster or the Successor Parent Corporation with the Commission and incorporated into this Prospectus by reference and by other information in and exhibits to the Registration Statement of which this Prospectus is a part, including the Agreement of Limited Partnership for ServiceMaster as Amended and Restated on January 31, 1992.

      PARTNERSHIP SHARES                            CORPORATE SHARES
      ------------------                            ----------------
                                     TAXATION

Under the Internal Revenue Code of         The Successor Parent Corporation
1986 as amended (the "Code"),              will be obligated to pay federal
ServiceMaster is not currently ob-         income tax on the taxable income
ligated to pay federal income tax.         realized from its operations.
The Code was amended in 1987 to im-
pose federal corporate income tax          Holders of Corporate Shares gener-
on operations of publicly traded           ally will not be required to in-
partnerships like ServiceMaster be-        clude their share of the Successor
ginning January 1, 1998. It does           Parent Corporation's taxable income
not appear likely that any change          in computing their own taxable in-
in the law will become effective           come.
which would cause ServiceMaster not
to proceed with the                        Holders of Corporate Shares gener-
Reincorporation, which is scheduled        ally will be required to include
to occur on or before December 31,         any dividends received from the
1997.                                      Successor Parent Corporation in
                                           computing their own taxable income
Under the federal income law appli-        except that stockholders which are
cable for the balance of 1997, each        corporations generally will be al-
holder of Partnership Shares is al-        lowed a dividend-received deduction
located a share of the taxable in-         equal to 70% of the amount of divi-
come attributable to                       dends received from the Successor
ServiceMaster's operations; the            Parent Corporation.
amount of the taxable income allo-
cable to each shareholder is vari-         The earnings of, or any dividends
able and is dependent upon when the        received from, the Successor Parent
shareholder acquired the shares in-        Corporation generally will not con-
volved, the price paid for those           stitute unrelated business taxable
shares and other factors. Partner-         income to tax-exempt shareholders,
ship income allocable to Partner-          except in cases where shareholder's
ship shareholders who are otherwise        investment in the Corporate Shares
tax exempt organizations is gener-         is debt-financed (within the mean-
ally treated as unrelated business         ing of section 514 of the Code).
taxable income and accordingly may
be subject to federal income tax           In the event of a sale of a Corpo-
despite the fact that such share-          rate Share, the selling stockholder
holders are generally tax exempt.          generally will recognize capital
However, ServiceMaster anticipates         gain or loss equal to the amount of
that the depreciation and other de-        the difference between the amount
ductions attributable to persons           realized and the stockholder's ba-
who purchase Partnership Shares be-        sis in the Corporate Share.
tween the date of this Prospectus
and the end of 1997 (whether or not
tax exempt) will exceed the income
allocable to those shares with the
result that no taxable income
should be realized in 1997 by rea-
son of such purchases.

Cash distributions received from
ServiceMaster by a holder of its
shares are not taxable to that
holder except to the extent such
distributions exceed the holder's
adjusted tax basis in the holder's
shares. For purposes of computing
gain or loss on the sale of a Part-
nership Share, a shareholder's ini-
tial tax basis is increased by in-
come allocated to the holder and
decreased by losses and distribu-
tions allocated to the holder. Gen-
erally, any gain or loss realized
on the sale of a Partnership Share
is treated as a capital gain or
loss, but some ordinary income may
be realized (even if there is no
overall gain). No gain or loss will
be recognized by reason of the con-
version of Partnership Shares into
Corporate Shares in the Reincorpo-
rating Merger, and each holder's
basis in the holder's Partnership
Shares will carry over to the Cor-
porate Shares such holder receives
in exchange.

                        CASH DISTRIBUTIONS AND DIVIDENDS

ServiceMaster and its predecessors
have paid a cash distribution to        It is the present intention of the
shareholders every year since 1962.     ServiceMaster Board to continue to
ServiceMaster has increased the         manage the quarterly distribution
amount of the distribution paid per     process after Reincorporation with
share every year since 1970.            essentially the same approach and
ServiceMaster's Board of Directors      philosophy used to determine the
intends to continue to pay quar-        amount of quarterly distributions
terly dividends to the extent           prior to Reincorporation. The Board
ServiceMaster's operations in the       expects that the Reincorporation by
future continue to generate avail-      itself will not cause a diminution
able cash in a manner consistent        in the amount of quarterly distri-
with past performance. There can of     butions paid. The Board reserves
course be no guarantee as to what       the right to change the approach to
the future results will actually be     dividend distributions based on
or that the pattern of past distri-     relevant criteria, including the
butions will be continued in the        results of ServiceMaster's opera-
future.                                 tions and the relative merits of
                                        competing opportunities for employ-
                                        ment of available cash which may
                                        present themselves in the future.

ServiceMaster paid cash distribu-
tions for 1996 equal to $0.44 per
share and paid distributions at-
tributable to the first and second
quarters of 1997 in the amount of
$0.1133 per share per quarter which
were paid on January 31 and April
30 1997, respectively.
ServiceMaster's Board of Directors
expects to authorize cash distribu-
tions of $0.12 per share for each
of the two remaining calendar quar-
ters in 1997.

                          LIQUIDITY AND MARKETABILITY

The Partnership Shares are freely       After the Reincorporation, the Cor-
transferrable and are listed on the     porate Shares will be freely
New York Stock Exchange. After the      transferrable. The Corporate Shares
Reincorporation, the Partnership        have been approved for listing on
Shares will cease to be outstand-       the New York Stock Exchange and
ing.                                    will be listed on that Exchange
                                        from the time of Reincorporation.

                           MANAGEMENT; VOTING RIGHTS

ServiceMaster Management Corpora-
tion serves as the Managing General     The Board of Directors of the Suc-
Partner for the ServiceMaster Part-     cessor Parent Corporation is di-
nership and is authorized by the        vided into three classes exactly
governing                               like the Board of ServiceMaster
Agreement of Limited Partnership to     Management Corporation; one class
exercise all management powers over     of directors comes up for election
the business and affairs of             each year, and members of each
ServiceMaster and the businesses it     class serve a three year term on
owns.                                   the Board.


ServiceMaster Management Corpora-       Immediately after the
tion is in turn governed by a Board     Reincorporation, the individuals
of Directors. The Board appoints        who served as directors of
officers of ServiceMaster and its       ServiceMaster Management Corpora-
principal subsidiaries and invests      tion immediately prior to the
those officers with the same au-        Reincorporation will become members
thority and responsibility gener-       of the Board of the Successor Par-
ally exercised by corporate offi-       ent Corporation and will serve in
cers.                                   the same class on that Board as the
                                        class in which they last served on
                                        the Partnership's Board. Each indi-
                                        vidual who served as an officer of
                                        ServiceMaster Partnership immedi-
                                        ately prior to the Reincorporation
                                        will be appointed by the Board to
                                        the same officership position with
                                        the Successor Parent Corporation
                                        immediately after the
                                        Reincorporation.

The Board's membership is divided
into three classes; one class of
directors comes up for election
each year, and members of each
class serve a three-year term on
the Board. The Board itself is re-
sponsible for determining the indi-
viduals to be elected to the Board
in each class every year subject to
a requirement in the Certificate of
Incorporation that a majority of
the positions on the Board are re-
served for independent directors as
defined in the Certificate.

                                        After the Reincorporation, one of
                                        the three classes of directors of
                                        the Successor Parent Corporation
                                        will come up for election each
                                        year. The holders of Corporate
                                        Shares will have the right to vote
                                        on the Board candidates each year.
                                        The candidates for whom the highest
                                        number of shares are voted will be
                                        elected. Each Corporate Share will
                                        carry one vote, and each share-
                                        holder will have the right to cast
                                        a number of votes for each Board
                                        position equal to the number of
                                        Corporate Shares such shareholder
                                        has the power to vote.

Holders of Partnership Shares do
not vote for members of the Board.
Those holders do however have the
right to replace ServiceMaster Man-
agement Corporation and thereby re-
place the entire Board if they de-
termine such action to be in their
best interests. Such replacement
would require the vote of two-
thirds of the outstanding Partner-
ship Shares and the satisfaction of
certain other requirements. If more
than 20% of the outstanding Part-
nership Shares were owned by a sin-
gle shareholder or group working in
concert, then removal would also
require the approval of two-thirds
of the outstanding Partnership
Shares that are not so held.

                                        Corporate shareholders have the
                                        right to remove directors of the
                                        Successor Parent Corporation pro-
                                        vided that such removal may only be
                                        for cause and provided that a
                                        supermajority vote is required for
                                        such removal.

                                SPECIAL MEETINGS

Meetings of the holders of Partner-     Special meetings of the holders of
ship Shares may be called by the        the Corporate Shares may be called
Managing General Partner or by          only by the Successor Parent Corpo-
Shareholders holding at least 20%       ration's Chairman or chief execu-
of the outstanding shares, provid-      tive officer or by a majority of
ed, however, that the right of          the Corporation's Board of Direc-
Shareholders to call a meeting does     tors.
not include the right to propose
amendments to the Partnership
Agreement governing ServiceMaster.

                                   REDEMPTION

The Partnership Shares are gener-
ally not subject to mandatory re-       The Corporate Shares are not sub-
demption.                               ject to mandatory redemption.

                               LIQUIDATION RIGHTS

The holders of the Partnership          The ServiceMaster Board has no in-
Shares are entitled to share rata-      tention of liquidating the Succes-
bly in any assets distributable         sor Parent Corporation. If such a
(after satisfaction of creditors        liquidation were to occur, the
and the holders of any senior eq-       holders of the Corporate Shares
uity securities that might hereaf-      would be entitled to share ratably
ter be issued by the Partnership)       in any assets remaining after sat-
in liquidation. Because the Part-       isfaction of amounts owed creditors
nership Shares will be converted        and on any preferred stock that the
into Corporate Shares prior to the      Board of the Successor Parent Cor-
liquidation to be accomplished in       poration might hereafter elect to
connection with the                     issue.
Reincorporation, the holders of the
Partnership Shares will not be en-
titled to any distribution by rea-
son of the liquidation of
ServiceMaster into the Successor
Parent Corporation as part of the
Reincorporation.

                               LIMITED LIABILITY

Holders of Partnership Shares gen-
erally do not have personal liabil-     The Corporate Shares will be fully
ity for obligations of                  paid and nonassessable. Ownership
ServiceMaster.                          of Corporate Shares will not cause
                                        the owner to have personal liabil-
                                        ity for any obligations of the Suc-
                                        cessor Parent Corporation.

                            CONTINUITY OF EXISTENCE

Section 1.5 of the Partnership          The Successor Parent Corporation's
Agreement provides that the Part-       Certificate of Incorporation pro-
nership shall continue in existence     vides that the Corporation will
until December 31, 2036 provided        have perpetual existence.
that such date can be changed if
the change is approved by the Man-
aging General Partner and the hold-
ers of a majority of the outstand-
ing Partnership Shares.

                          FEDERAL SECURITIES REPORTING

ServiceMaster is subject to the re-
porting requirements of the Ex-         After the Reincorporation, the Suc-
change Act and files annual, quar-      cessor Parent Corporation will be
terly and other reports thereunder.     subject to the reporting require-
ServiceMaster also provides annual      ments of the Exchange Act and will
reports to Partnership sharehold-       file annual and quarterly reports
ers.                                    thereunder and will also file other
                                        reports when required or when it
                                        otherwise decides additional re-
                                        ports should be filed. The Succes-
                                        sor Parent Corporation will also
                                        issue to its shareholders an annual
                                        proxy statement and an annual re-
                                        port to shareholders.

                             PLAN OF DISTRIBUTION

  ServiceMaster may sell the ServiceMaster Shares in or outside the United States through underwriters or dealers, directly to one or more purchasers, or through agents. The Prospectus Supplement with respect to the ServiceMaster Shares will set forth the terms of the offering of the ServiceMaster Shares, including the name or names of any underwriters, dealers or agents, the purchase price of the ServiceMaster Shares and the proceeds to ServiceMaster from such sale, any delayed delivery arrangements, any underwriting discounts and other items constituting underwriters' compensation, the initial public offering price, and any discounts or concessions allowed or re-allowed or paid to dealers.

  If firm commitments arrangements with underwriters are used in the sale, the ServiceMaster Shares will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The ServiceMaster Shares may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering of ServiceMaster Shares will be named in the Prospectus Supplement relating to such offering, and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement relating thereto, the obligations of the underwriters or agents to purchase the ServiceMaster Shares will be subject to conditions precedent, and the underwriters will be obligated to purchase all the ServiceMaster Shares if any are purchased. The initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

  If dealers are used in the sale of ServiceMaster Shares with respect to which this Prospectus is delivered, ServiceMaster will sell such ServiceMaster Shares to the dealers as principals. The dealers may then resell such ServiceMaster Shares to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the Prospectus Supplement relating thereto.

  ServiceMaster Shares may be sold directly by ServiceMaster or through agents designated by ServiceMaster from time to time at fixed prices, which may be changed, or at varying prices determined at the time of sale. Any agent involved in the offer or sale of the ServiceMaster Shares with respect to which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement relating thereto. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

  ServiceMaster Shares may be sold directly by ServiceMaster to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the applicable Prospectus Supplement.

  In connection with the sale of the ServiceMaster Shares, underwriters or agents may receive compensation from ServiceMaster or from purchasers of ServiceMaster Shares for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters, agents and dealers participating in the distribution of the ServiceMaster Shares may be deemed to be underwriters, and any discounts or commissions received by them from The ServiceMaster Company and any profit on the resale of the ServiceMaster Shares by them may be deemed to be underwriting discounts or commissions under the Securities Act.

  If so indicated in the Prospectus Supplement, ServiceMaster will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase ServiceMaster Shares from ServiceMaster at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

  Agents, dealers and underwriters may be entitled under agreements entered into with ServiceMaster to indemnification by ServiceMaster against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that such agents, dealers, or underwriters may be required to make with respect thereto. Agents, dealers, and underwriters may be customers of, engage in transactions with or perform services for the ServiceMaster and its subsidiaries in the ordinary course of business.

  Certain of the underwriters, dealers or agents and their affiliates may be customers of, engage in transactions with and perform services for the ServiceMaster and/or its subsidiaries in the ordinary course of business.

                       VALIDITY OF SERVICEMASTER SHARES

  The validity of the Partnership Shares and Corporate Shares issuable in the offerings registered on the Registration Statement of which this Prospectus is a part will be passed upon for ServiceMaster by Vernon T. Squires, Esq., Senior Vice President and General Counsel of ServiceMaster. As of July 22, 1997, Vernon T. Squires owned 255,887 shares and options to acquire 54,000 shares of limited partnership interests of ServiceMaster.

                                    EXPERTS

  The financial statements and schedule of the Parent Partnership incorporated by reference in this Prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and incorporated by reference in reliance upon the authority of said firm as experts in giving said reports.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The estimated expenses in connection with the issuance and distribution of the securities being registered, other than underwriting compensation, are:

      S.E.C. Registration Fee........................................ $287,879*
      Legal Fees and Expenses........................................  100,000
      Accounting Fees and Expenses...................................   30,000
      Trustee's Fees and Expenses....................................   10,000
      Rating Agency Fees.............................................  300,000
      Blue Sky Fees and Expenses.....................................   15,000
      Printing and Engraving Fees....................................  100,000
      Miscellaneous..................................................   17,121
                                                                      --------
          Total...................................................... $860,000
                                                                      ========

--------
   *Actual. All other amounts are estimated.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  ServiceMaster Management Corporation (the "Managing General Partner") and ServiceMaster Incorporated of Delaware (the "Successor Parent Corporation") are incorporated under the laws of the State of Delaware. Section 145 of the DGCL, inter alia ("Section 145") provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director has actually and reasonably incurred.

  The Certificate of Incorporation for the Managing General Partner and the Certificate of Incorporation for the Successor Parent Corporation each provides that, to the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, a director of the Managing General Partner or the Successor Parent Corporation shall not be liable to the Managing General Partner or the Successor Parent Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director.

  ServiceMaster Limited Partnership (the "Parent Partnership") and The ServiceMaster Company Limited Partnership ("The ServiceMaster Company") are limited partnerships formed under the laws of the State of Delaware. Section 108 of the Delaware Revised Uniform Limited Partnership Act provides that a Delaware partnership may, subject to such standards and restrictions, if any, as are set forth in its partnership agreement, may and shall have the power to, indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever.

  Article 7.9 of the ServiceMaster Limited Partnership Agreement of Limited Partnership ("Article 7.9") obligates the Parent Partnership to indemnify to the fullest extent allowable by law any person who at any time serves as a director or executive officer of the Parent Partnership, The ServiceMaster Company, ServiceMaster Management Services, Inc. or ServiceMaster Consumer Services, Inc., against any claim which arises in connection with his or her service with the Parent Partnership, including any subsidiary, any ServiceMaster employee benefit plan, or in any other capacity in which he or she is asked to serve by the Managing General Partner's Board of Directors or Chief Executive Officer. The Board of Directors of the Managing General Partner or its Chief Executive Officer may extend the indemnification protections to any other person to the extent they deem appropriate. Article
7.9 is intended to allow indemnification in accordance with and subject to
Article 7.9 and to the fullest extent permitted by applicable law, including but not limited to the Delaware Revised Uniform Limited Partnership Act.

  Article 7.9(c) provides that, except to the extent that ServiceMaster otherwise expressly agrees in writing, the Parent Partnership will not be obligated to reimburse any person for or otherwise indemnify any person against: (a) any obligation such person may have under any written contract except to the extent such obligation arises by reason of any action taken by such person to satisfy, settle or otherwise deal with any claim against which such person is entitled to indemnification; (b) except as otherwise expressly provided by a separate written agreement, any income taxes payable by reason of salary, bonus or other income or gain actually realized by such person; (c) any liability imposed by contract or applicable law resulting from such person's competition against the ServiceMaster enterprise; and (d) any obligation to pay an amount up to the value personally realized by such person by stealing or by any other action which constitutes a criminal felony. With certain exceptions, the Parent Partnership will not be obligated to indemnify any person in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized by the Managing General Partner's Board of Directors.

  Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

  Article 7.9(o) of the Parent Partnership's Partnership Agreement further provides that ServiceMaster may purchase and maintain insurance on behalf of any person who is or was a director or executive officer of the Parent Partnership, The ServiceMaster Company, ServiceMaster Management Service, Inc. or ServiceMaster Consumer Services, Inc. or is or was serving in any other capacity with the Parent Partnership or any other corporation at the request of the Managing General Partner's Board of Directors or Chief Executive Officer against any expense, liability or loss, whether or not ServiceMaster would have the power to indemnify such person against such liability under
Article 7.9.

  All of the Managing General Partner's directors and the officers of the Parent Partnership, The ServiceMaster Company, and the Successor Parent Partnership are covered by insurance policies maintained and held in effect by the Parent Partnership against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933.

  The Certificate of Incorporation for the Successor Parent Corporation contains indemnification provisions substantially identical to those in
Article 7.9 of the Parent Partnership's Partnership Agreement.

ITEM 16. EXHIBITS.

       *1.1    Form of Underwriting Agreement for the Debt Securities.
      **4.1    Indenture, dated as of August 15, 1997, among The
               ServiceMaster Company, as issuer, ServiceMaster, as guar-
               antor, and Harris Trust and Savings Bank, as Trustee.
      **4.2    Form of Debt Securities relating to Senior Debt Securities
               (included in Exhibit 4.1).
      **5.1    Opinion of Vernon T. Squires, Senior Vice President and
               General Counsel of ServiceMaster.
     **12.1    Statement and Computation of ratio of earnings to fixed
               charges.
     **23.1    Consent of Vernon T. Squires (included in Exhibit 5.1).
      *23.2    Consent of Arthur Andersen LLP.
     **24.1    Power of Attorney.
     **25.1    Form T-1 Statement of Eligibility of the Trustee.

--------

   *Filed herewith.

**Previously filed.

ITEM 17. UNDERTAKINGS.

  (A) The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (B) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act that is incorporated by reference in the registration statement) shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (C) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned registrants hereby undertake that:

  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE SERVICEMASTER COMPANY LIMITED PARTNERSHIP CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN DOWNERS GROVE, ILLINOIS, ON THE DAY OF AUGUST 6, 1997.

                                          The ServiceMaster Company Limited
                                           Partnership, As Registrant

                                          By: ServiceMaster Management
                                           Corporation
                                             Its Managing General Partner

                                                 /s/ Vernon T. Squires
                                          By: _________________________________
                                                     Vernon T. Squires
                                             Senior Vice President and General
                                                          Counsel

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, SERVICEMASTER LIMITED PARTNERSHIP CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN DOWNERS GROVE, ILLINOIS, ON THE DAY OF AUGUST 6, 1997.

                                          ServiceMaster Limited Partnership,
                                           As Registrant

                                          By: ServiceMaster Management
                                           Corporation
                                             Its Managing General Partner

                                                 /s/ Vernon T. Squires
                                          By: _________________________________
                                                     Vernon T. Squires
                                             Senior Vice President and General
                                                          Counsel

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED ON AUGUST 6, 1997 BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED:

                 SIGNATURE                                     TITLE
                 ---------                                     -----


                     *                      Chairman of ServiceMaster Limited
___________________________________________   Partnership, The ServiceMaster Company
            C. William Pollard                Limited Partnership, and ServiceMaster
                                              Management Corporation and Director of
                                              ServiceMaster Management Corporation

                     *                      President and Chief Executive Officer of
___________________________________________   ServiceMaster Limited Partnership, The
              Carlos H. Cantu                 ServiceMaster Company Limited
                                              Partnership, and ServiceMaster Management
                                              Corporation and Director of ServiceMaster
                                              Management Corporation


                 SIGNATURE                                     TITLE
                 ---------                                     -----
                     *                      Vice Chairman of ServiceMaster Limited
___________________________________________   Partnership, The ServiceMaster Company
             Charles W. Stair                 Limited Partnership, and ServiceMaster
                                              Management Corporation and Director of
                                              ServiceMaster Management Corporation

                     *                      Vice Chairman of ServiceMaster Limited
___________________________________________   Partnership, The ServiceMaster Company
             Philip B. Rooney                 Limited Partnership, and ServiceMaster
                                              Management Corporation and Director of
                                              ServiceMaster Management Corporation

                     *                      Director of ServiceMaster Management
___________________________________________   Corporation
           Paul W. Berezny, Jr.

                     *                      Director of ServiceMaster Management
___________________________________________   Corporation
             Henry O. Boswell

                     *                      Director of ServiceMaster Management
___________________________________________   Corporation
              Brian Griffiths

                     *                      Director of ServiceMaster Management
___________________________________________   Corporation
             Sidney E. Harris

                     *                      Director of ServiceMaster Management
___________________________________________   Corporation
              Herbert P. Hess

                     *                      Director of ServiceMaster Management
___________________________________________   Corporation
              Michele M. Hunt

                     *                      Director of ServiceMaster Management
___________________________________________   Corporation
            Gunther H. Knoedler

                     *                      Director of ServiceMaster Management
___________________________________________   Corporation
             James D. McLennan

                     *                      Director of ServiceMaster Management
___________________________________________   Corporation
             Vincent C. Nelson

                     *                      Director of ServiceMaster Management
___________________________________________   Corporation
                Kay A. Orr

                     *                      Director of ServiceMaster Management
___________________________________________   Corporation
            Dallen W. Peterson


                 SIGNATURE                                     TITLE
                 ---------                                     -----
                     *                      Director of ServiceMaster Management
___________________________________________   Corporation
            Burton E. Sorensen

                     *                      Director of ServiceMaster Management
___________________________________________   Corporation
             David K. Wessner


   *The undersigned, by signing his name hereto, does sign and execute this Amendment No. 1 to the Registration Statement pursuant to the Powers of Attorney executed by the above-named officers and directors of ServiceMaster Incorporated of Delaware and filed with the Securities and Exchange Commission on behalf of such officers and directors.

      /s/ Vernon T. Squires
_____________________________________
          Vernon T. Squires
          Attorney in fact

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, SERVICEMASTER INCORPORATED OF DELAWARE CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN DOWNERS GROVE, ILLINOIS, ON THE DAY OF AUGUST 6, 1997.

                                          ServiceMaster Incorporated of
                                           Delaware, As Registrant

                                                   /s/ Vernon T. Squires
                                          By: _________________________________
                                                     Vernon T. Squires
                                                 Senior Vice President and
                                                         Secretary

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED ON AUGUST 6, 1997 BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED:

                     *                      Vice President, Treasurer and Director of
___________________________________________   ServiceMaster Incorporated of Delaware
             Ernest J. Mrozek                 (Principal Executive Officer)

         /s/ Vernon T. Squires              Vice President and Director of
___________________________________________   ServiceMaster Incorporated of Delaware
             Vernon T. Squires

                     *                      Vice President, Assistant Treasurer and
___________________________________________   Director of ServiceMaster Incorporated of
              Bruce T. Duncan                 Delaware (Principal Financial and
                                              Accounting Officer)


   *The undersigned, by signing his name hereto, does sign and execute this Amendment No. 1 to the Registration Statement pursuant to the Powers of Attorney executed by the above-named officers and directors of ServiceMaster Incorporated of Delaware and filed with the Securities and Exchange Commission on behalf of such officers and directors.

      /s/ Vernon T. Squires
_____________________________________
          Vernon T. Squires
          Attorney in fact

                                 EXHIBIT INDEX

                                                                     SEQUENTIAL
  EXHIBIT                                                               PAGE
  NUMBER                     DOCUMENT DESCRIPTION                      NUMBER
  -------                    --------------------                    ----------
   *1.1    Form of Underwriting Agreement for the Debt Securities.
  **4.1    Indenture, dated as of August 15, 1997, among The
           ServiceMaster Company, as issuer, ServiceMaster, as
           guarantor, and Harris Trust and Savings Bank, as Trust-
           ee.
  **4.2    Form of Debt Securities relating to Senior Debt Securi-
           ties (included in Exhibit 4.1).
  **5.1    Opinion of Vernon T. Squires, Senior Vice President and
           General Counsel of ServiceMaster.
 **12.1    Statement and Computation of ratio of earnings to fixed
           charges.
 **23.1    Consent of Vernon T. Squires (included in Exhibit 5.1).
  *23.2    Consent of Arthur Andersen LLP.
 **24.1    Power of Attorney.
 **25.1    Form T-1 Statement of Eligibility of the Trustee.

--------

   * Filed herewith.

** Previously filed.